Exhibit 4.1

JOSEPH T. RYERSON & SON, INC.,

as Issuer

and

THE GUARANTORS PARTY HERETO

____________________

8.50% SENIOR SECURED NOTES DUE 2028

____________________

INDENTURE

DATED AS OF JULY 22, 2020

____________________

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee and as Collateral Agent

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TABLE OF CONTENTS

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ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1	Definitions.1
SECTION 1.2	Other Definitions.39
SECTION 1.3	Trust Indenture Act.39
SECTION 1.4	Rules of Construction.40
SECTION 1.5	Financial Calculations for Limited Condition Transactions.40

ARTICLE II

THE NOTES

SECTION 2.1	Form and Dating.41
SECTION 2.2	Execution and Authentication.43
SECTION 2.3	Registrar; Paying Agent.43
SECTION 2.4	Paying Agent to Hold Money in Trust.44
SECTION 2.5	Holder Lists.44
SECTION 2.6	Book-Entry Provisions for Global Securities.44
SECTION 2.7	Replacement Notes.46
SECTION 2.8	Outstanding Notes.46
SECTION 2.9	Treasury Notes.47
SECTION 2.10	Temporary Notes.47
SECTION 2.11	Cancellation.47
SECTION 2.12	Defaulted Interest.47
SECTION 2.13	Record Date.47
SECTION 2.14	Computation of Interest.48
SECTION 2.15	CUSIP Number.48
SECTION 2.16	Special Transfer Provisions.48
SECTION 2.17	Issuance of Additional Notes.49

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1	Notices to Trustee.50
SECTION 3.2	Selection of Notes to Be Redeemed.50
SECTION 3.3	Notice of Redemption.50
SECTION 3.4	Effect of Notice of Redemption.51
SECTION 3.5	Deposit of Redemption of Purchase Price.51
SECTION 3.6	Notes Redeemed in Part.52
SECTION 3.7	Optional Redemption.52
SECTION 3.8	Mandatory Redemption.53
SECTION 3.9	Offer to Purchase.54

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ARTICLE IV

COVENANTS

SECTION 4.1	Payment of Notes.55
SECTION 4.2	Maintenance of Office or Agency.55
SECTION 4.3	Provision of Financial Information.55
SECTION 4.4	Compliance Certificate.57
SECTION 4.5	Taxes.57
SECTION 4.6	Stay, Extension and Usury Laws.57
SECTION 4.7	Limitation on Restricted Payments.58
SECTION 4.8	Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries.63
SECTION 4.9	Limitation on Incurrence of Debt.65
SECTION 4.10	Limitation on Asset Sales.66
SECTION 4.11	Limitation on Transactions with Affiliates.69
SECTION 4.12	Limitation on Liens.71
SECTION 4.13	[Reserved].72
SECTION 4.14	Offer to Purchase upon Change of Control.72
SECTION 4.15	Corporate Existence.73
SECTION 4.16	[Reserved].74
SECTION 4.17	Business Activities.74
SECTION 4.18	[Reserved].74
SECTION 4.19	Impairment of Security Interests.74
SECTION 4.20	Additional Note Guarantees.74
SECTION 4.21	Limitation on Creation of Unrestricted Subsidiaries.75
SECTION 4.22	Suspension of Covenants.75
SECTION 4.23	Further Assurances.76
SECTION 4.24	Maintenance of Properties; Insurance; Books and Records.76
SECTION 4.25	Post-Closing Covenant.78

ARTICLE V

SUCCESSORS

SECTION 5.1	Consolidation, Merger, Conveyance, Transfer or Lease.78
SECTION 5.2	Successor Person Substituted.80

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1	Events of Default.80
SECTION 6.2	Acceleration.82
SECTION 6.3	Other Remedies.83
SECTION 6.4	Waiver of Past Defaults.83
SECTION 6.5	Control by Majority.83
SECTION 6.6	Limitation on Suits.84
SECTION 6.7	Rights of Holders of Notes to Receive Payment.84
SECTION 6.8	Collection Suit by Trustee.84
SECTION 6.9	Trustee May File Proofs of Claim.85
SECTION 6.10	Priorities.85

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SECTION 6.11	Undertaking for Costs.86
SECTION 6.12	Appointment and Authorization of Wells Fargo Bank, National Association as Collateral Agent.86

ARTICLE VII

TRUSTEE

SECTION 7.1	Duties of Trustee.86
SECTION 7.2	Rights of Trustee.88
SECTION 7.3	Individual Rights of Trustee.89
SECTION 7.4	Trustee’s Disclaimer.89
SECTION 7.5	Notice of Defaults.89
SECTION 7.6	[Reserved].90
SECTION 7.7	Compensation and Indemnity.90
SECTION 7.8	Replacement of Trustee.90
SECTION 7.9	Successor Trustee by Merger, Etc.91
SECTION 7.10	Eligibility; Disqualification.91
SECTION 7.11	[Reserved].92
SECTION 7.12	Trustee’s Application for Instructions from the Issuer.92
SECTION 7.13	Limitation of Liability.92
SECTION 7.14	Collateral Agent.92
SECTION 7.15	Co-Trustees; Separate Trustee; Collateral Agent.92
SECTION 7.16	Not Responsible for Recitals or Issuance of Notes.94

ARTICLE VIII

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1	Option to Effect Defeasance or Covenant Defeasance.94
SECTION 8.2	Defeasance and Discharge.94
SECTION 8.3	Covenant Defeasance.95
SECTION 8.4	Conditions to Defeasance or Covenant Defeasance.96
SECTION 8.5	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.97
SECTION 8.6	Repayment to Issuer.98
SECTION 8.7	Reinstatement.98

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1	Without Consent of Holders of the Notes.98
SECTION 9.2	With Consent of Holders of Notes.100
SECTION 9.3	[Reserved].101
SECTION 9.4	Revocation and Effect of Consents.101
SECTION 9.5	Notation on or Exchange of Notes.101
SECTION 9.6	Trustee to Sign Amendments, Etc.102

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ARTICLE X

SECURITY

SECTION 10.1	Security Documents; Additional Collateral.102
SECTION 10.2	[Reserved].107
SECTION 10.3	Releases of Collateral.107
SECTION 10.4	Form and Sufficiency of Release.108
SECTION 10.5	Possession and Use of Collateral.108
SECTION 10.6	Specified Releases of Collateral.109
SECTION 10.7	[Reserved].110
SECTION 10.8	Purchaser Protected.110
SECTION 10.9	Authorization of Actions to Be Taken by the Collateral Agent Under the Security Documents.110
SECTION 10.10	Authorization of Receipt of Funds by the Trustee Under the Security Agreement.111
SECTION 10.11	Powers Exercisable by Receiver or Collateral Agent.111

ARTICLE XI

[RESERVED]

ARTICLE XII

NOTE GUARANTEES

SECTION 12.1	Note Guarantees.111
SECTION 12.2	[Reserved].112
SECTION 12.3	Severability.112
SECTION 12.4	Limitation of Guarantors’ Liability.112
SECTION 12.5	Guarantors May Consolidate, Etc., on Certain Terms.113
SECTION 12.6	Releases Following Sale of Assets.113
SECTION 12.7	Release of a Guarantor.114
SECTION 12.8	Benefits Acknowledged.115
SECTION 12.9	Future Guarantors.115

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1	[Reserved].115
SECTION 13.2	Notices.115
SECTION 13.3	[Reserved].116
SECTION 13.4	Certificate and Opinion as to Conditions Precedent.116
SECTION 13.5	Statements Required in Certificate or Opinion.117
SECTION 13.6	Rules by Trustee and Agents.117
SECTION 13.7	No Personal Liability of Directors, Officers, Employees and Stockholders.117
SECTION 13.8	Governing Law.117
SECTION 13.9	No Adverse Interpretation of Other Agreements.118
SECTION 13.10	Successors.118
SECTION 13.11	Severability.118
SECTION 13.12	Counterpart Originals; Electronic Signatures.118

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SECTION 13.13	Table of Contents, Headings, Etc.118
SECTION 13.14	Acts of Holders.118
SECTION 13.15	U.S.A. Patriot Act.119
SECTION 13.16	Calculations.119
SECTION 13.17	Force Majeure.120

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S
Exhibit D	FORM OF PARI PASSU LIEN INTERCREDITOR AGREEMENT

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This Indenture, dated as of July 22, 2020, is by and among Joseph T. Ryerson & Son, Inc., a Delaware corporation (the “Issuer”), a wholly-owned subsidiary of Ryerson Holding Corporation, a Delaware corporation (“Parent”), the Guarantors (as defined herein) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) the Issuer’s 8.50% Senior Secured Notes due 2028 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“ABL Collateral” means:

(a)

“accounts” and other rights to payment for inventory or related services to the extent evidenced by chattel paper or instruments and “payment intangibles” (as defined in Article 9 of the UCC) (other than “payment intangibles” that constitute identifiable proceeds of the Notes Collateral);

(b)	“inventory” (as defined in Article 9 of the UCC) or documents of title for any inventory;
(c)

money and “deposit accounts” (as defined in Article 9 of the UCC) (if any); provided, however, that to the extent that instruments or chattel paper constitute identifiable proceeds of the Notes Collateral or other identifiable proceeds of the Notes Collateral are deposited or held in any such deposit accounts after an Enforcement Notice, then such instruments, chattel paper or other identifiable proceeds shall be treated as Notes Collateral;

(d)

“general intangibles” (as defined in Article 9 of the UCC) pertaining to the other items of property included within clauses (a), (b) and (c) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on inventory or accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC);

(e)

“records” (as defined in Article 9 of the UCC), “supporting obligations” (as defined in Article 9 of the UCC) and related letters of credit, commercial tort claims or other claims and causes of action, in each case, pertaining to the other items of property included within clauses (a), (b) and (c) of this definition of ABL Collateral;

(f)	all books and records relating to the items referred to in clauses (a) through (e) of this definition; and
(g)

substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, only to the extent any of the foregoing would constitute property of the type described as ABL Collateral in clauses (a) through (e) of this definition.

For the avoidance of doubt, under no circumstances shall ABL Collateral include any Excluded Assets or Notes Collateral.

“ABL Facility Collateral Agent” means Bank of America, N.A., as Administrative Agent and Collateral Agent for the holders of the ABL Obligations, its successors and/or assigns in such capacity.

“ABL Intercreditor Agreement” means the Intercreditor Agreement dated as of May 24, 2016 by and between the ABL Facility Collateral Agent and the Collateral Agent, as amended by the Joinder and Amendment Agreement, dated as of July 22, 2020.

“ABL Obligations” means the Debt and other obligations incurred under clause (i) and, solely to the extent incurred under a Credit Facility and specified by the Issuer to the Trustee, clause (xiv) of the definition of “Permitted Debt.”

“Acquired Debt” means Debt of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Additional Notes” means Notes (other than the Initial Notes on the Issue Date) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture.

“Additional Secured Obligations” means Pari Passu Lien Obligations of the Issuer or any Guarantor permitted to be incurred under this Indenture and designated in writing by the Issuer as Debt to be secured by a Lien on the Collateral that is permitted by this Indenture and the Security Documents and for which the representative of such Additional Secured Obligation executed a joinder agreement to the Security Documents in the form attached thereto agreeing to be bound thereby.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means:

(A)with respect to any Note on any applicable redemption date, the greater of:

(1)1.0% of the then outstanding principal amount of the Note; and

(2)the excess of:

(a)the present value at such redemption date of (i) the Redemption Price of the Note at August 1, 2023 (such Redemption Price being set forth in the table appearing in Section 3.7(a)(i) plus (ii) all required interest payments due on the Note through August 1, 2023 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)the then outstanding principal amount of the Note.

“Asset Acquisition” means:

(a)

an Investment by Parent or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into Parent or any Restricted Subsidiary; or

(b)

the acquisition by Parent or any Restricted Subsidiary of the assets of any Person that constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by Parent or any of its Restricted Subsidiaries (each, a “Disposition”) to any Person (other than to Parent or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i)Capital Interests in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or
(ii)any other property or assets (other than in the normal course of business, including any sale or other disposition of outdated, obsolete, surplus, worn out or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a)any Disposition permitted by Section 5.1 that constitutes a disposition of all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole or a disposition that constitutes a Change of Control;

(b)any Disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $50.0 million;
(c)Dispositions of cash or Eligible Cash Equivalents;
(d)the sale and leaseback of any assets within 360 days of the acquisition thereof;
(e)the Disposition of assets that in the good faith judgment of Parent are no longer used or useful in the business of such entity;
(f)a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(g)any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of Parent, Parent or such Restricted Subsidiary receives equipment having a fair market value equal to or greater than the equipment being traded in;

(h)the creation or incurrence of a Permitted Lien or any other Lien incurred or created in compliance with this Indenture and Dispositions in connection herewith;
(i)licenses, sublicenses, leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of Parent or any of its

Restricted Subsidiaries and the termination of leases and subleases in the ordinary course of business;

(j)any Disposition by (i) a Subsidiary to Parent, (ii) Parent or a Subsidiary to a Subsidiary that is a Guarantor, (iii) a Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor or (iv) a Subsidiary that is a Guarantor to a Subsidiary that is not a Guarantor; provided that (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Subsidiary that is not a Guarantor;

(k)Dispositions or discounts of accounts receivable in the ordinary course of business, including in connection with the compromise or collection thereof and not as part of any financing transaction;
(l)licensing of intellectual property in accordance with industry practice in the ordinary course of business;
(m) a Disposition of equipment, inventory, receivables or other tangible or intangible assets or property in the ordinary course of business;
(n) an issuance of Capital Interests by a Restricted Subsidiary to Parent or to a wholly-owned Subsidiary;
(o) the issuance by a Restricted Subsidiary of Preferred Interests or Redeemable Capital Interests that is permitted by Section 4.9;
(p) a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;
(q) foreclosure on assets or property;
(r) any Disposition of Capital Interests in, or Debt or other securities of, an Unrestricted Subsidiary;
(s)any Disposition of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction;

(t)Disposition of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (t), Purchase Money Notes will be deemed to be cash);

(u)any liquidation or dissolution of a Restricted Subsidiary of Parent; provided that such Restricted Subsidiary’s direct parent is also either Parent or a Restricted Subsidiary of Parent and immediately becomes the owner of such Restricted Subsidiary’s assets;

(v)voluntary terminations or unwindings of Swap Contracts;

(w) abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Parent or a Restricted Subsidiary are not material to the conduct of the business of Parent and any Restricted Subsidiary taken as a whole;

(x)any lease (as lessee) or license (as licensee) of real or personal property, excluding intellectual property (so long as any such lease or license does not create a Finance Lease Obligation);
(y) sales or leases of immaterial assets with a fair market value of less than $20.0 million in each fiscal year in the ordinary course of business;

(z) any sale or other disposition of assets acquired pursuant to an Asset Acquisition which assets (x) are not used or useful to the core or principal business of the Parent or any Restricted Subsidiary, (y) the aggregate proceeds received by the Parent or such Restricted Subsidiary from all such sales, transfers or dispositions relating to a given Asset Acquisition shall not exceed 20% of the aggregate consideration paid for such Asset Acquisition, and (z) are sold, transferred or disposed of on or prior to the first anniversary of the relevant Asset Acquisition;

(aa) transfers of property subject to casualty, expropriation or condemnation proceedings upon the occurrence of the related Recovery Event;

(bb) Dispositions of Investments (including Capital Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(cc) transfers of condemned or expropriated property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned or expropriated the same (whether by deed in lieu of condemnation, expropriation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(dd) any Disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition not otherwise constituting an Asset Sale; and

(ee)to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale shall be deemed to be a single Asset Sale effected when the last such transaction that is a part thereof is effected.

“Asset Sale Offer” means an Offer to Purchase required to be made by Parent pursuant to Section 4.10 to all Holders.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 (other than 13d-3(b)) and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means (i) with respect to Parent or any Restricted Subsidiary that is a corporation, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Parent or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such Disinterested Directors, and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the Corporate Trust Office of the Trustee is located or at a place of payment are authorized or required by law, regulation or executive order to remain closed.  If a payment date in a place of payment is not a Business Day, payment shall be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto.

“Change of Control” means the occurrence of any of the following events:

(a)Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 (other than 13d-3(b)) and 13d-5 under the Exchange Act, except that for purposes of which clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in Parent; or

(b)Parent sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than (x) a Restricted Subsidiary of Parent or (y) a Successor Entity in which a majority or more of the voting power of the Voting Interests is held by the Permitted Holders.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” shall mean all of the Pledged Collateral (as such term is defined in the Security Agreement), Mortgaged Property and all other property of whatever kind or nature subject or purported to be subject from time to time to the Lien of any Security Document.

“Collateral Agent” means Wells Fargo Bank, National Association or other financial institution or entity which, in the determination of Parent is acceptable and may include, without limitation, an entity affiliated with the initial purchasers, any lenders or an entity affiliated with the lenders under the Credit Agreement or an affiliate thereof.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“consolidated” has the meaning set forth in the definition of “GAAP.”

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(a)the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:
(i)Consolidated Net Income;
(ii)Consolidated Non-cash Charges;
(iii)Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;
(iv)Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);
(v)facility closure and severance costs and charges;
(vi)impairment charges, including the write-down of Investments;
(vii)restructuring expenses and charges;
(viii)systems implementation expenses related to SAP Platform; and

(ix)any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Debt permitted to be Incurred by this Indenture (in each case, whether or not successful) or related to the offering of the Notes under the Offering Memorandum; and

(b)less non-cash items increasing Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice, and (ii) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, Restricted Payments, investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Debt), investment, merger, consolidation or disposed operation occurred on the first day of the Four Quarter Period.

For purposes of this definition, pro forma calculations may be made in accordance with Article XI of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include cost savings, operating expense reductions, operating improvements and acquisition synergies for such period resulting from an Asset Sale or other disposition or Asset Acquisition, Restricted Payment, investment, merger, consolidation or discontinued operation for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be taken within 12 months of the date of such transaction (projected by the Issuer in good faith), in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(a)interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date; and

(b)if interest on any Debt actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(a)Consolidated Interest Expense; and

(b)the product of (i) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i)the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)any amortization of debt discount;

(b)the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

(c)the interest portion of any deferred payment obligation;

(d)all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e)all accrued interest;

(ii)the interest component of Finance Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP;

(iii)all capitalized interest of such Person and its Restricted Subsidiaries for such period; and
(iv)less interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses and (II) any expensing of interim loan commitment and other financing fees.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A)excluding, without duplication,

(i)all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii)the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(iii)gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis other than in the ordinary course of business;

(iv)the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;

(v)solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of Section 4.7, the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(vi)any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vii)any fees and expenses paid in connection with the Refinancing Transactions, including, without limitations, rating agency fees;

(viii)non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

(ix)any net after-tax gains or losses attributable to the early extinguishment of Debt or Hedging Obligations;

(x)any non-cash impairment charges or write-off or write-down of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP;

(xi)non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815;

(xii) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses related to employment of terminated employees or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries;

(xiii)any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Debt, issuance of Capital Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date of this Indenture and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction; and

(xiv)the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof; and

(B)including, without duplication, dividends from joint ventures actually received in cash by Parent.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge that requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Debt of Parent and its Restricted Subsidiaries (excluding Hedging Obligations and any undrawn letters of credit issued in the ordinary course of business).

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Debt of Parent and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the then most recent Four Quarter Period, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated Cash Flow Available for Fixed Charges as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Total Secured Debt Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Debt of Parent and its Restricted Subsidiaries that is secured by a Lien on the Collateral on the date of determination to (b) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the then most recent Four Quarter Period, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated Cash Flow Available for Fixed Charges as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.2 or such other address as to which the Trustee may give notice to Parent.

“Credit Agreement” means Parent’s Credit Agreement, dated July 24, 2015 (as amended by Amendment No. 1, dated as of November 16, 2016, Amendment No. 2, dated as of June 28, 2018 and Amendment No. 3, dated as of September 23, 2019), among Parent, Ryerson Canada, Inc. and the other co-borrowers and guarantors named therein and Bank of America, N.A., as administrative agent and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, guarantees and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time, including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (i) or (xiv) of the definition of “Permitted Debt”) or adds Subsidiaries of Parent as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures with banks or institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuance of notes or other debt securities, in each case, as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time (including, without limitation, by means of sales of notes or other debt securities) and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Currency Hedge Obligations” means the obligations of a Person Incurred pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s exposure to fluctuations in foreign currency exchange rates on Debt permitted under this Indenture.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:  (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property due more than 60 days after such property is acquired, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Finance Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Swap Contracts and Currency Hedge Obligations of such Person at the time of determination; (viii) [reserved]; and (ix) all obligations of the types referred to in clauses (i) through (vii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions.  For purposes of the foregoing:  (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, the term “Debt” will exclude (t) any liability for foreign, federal, state, local or other taxes; (u) performance bonds, bid bonds, appeal, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; (v) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five Business Days of its incurrence; (w) any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; (x) agreements providing for indemnification, adjustment of purchase price or earnouts or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations or such Person or any of its Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Subsidiary (other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by such Person or any Subsidiary in connection with such disposition and (y) any indebtedness existing on the date of this Indenture that has been satisfied and discharged or defeased by legal defeasance.

In addition, the term “Debt” shall not include any lease, concession or license of property (or Guarantee thereof) that would be or would have been considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices.  Debt shall be calculated without giving effect to the provisions of ASC 815, Derivatives and Hedging and related interpretations to the extent such provisions would otherwise increase or decrease an amount of Debt for any purpose under this indenture as a result of accounting for any embedded derivatives created by the terms of such Debt.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Eligible Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disinterested Director” means, with respect to any proposed transaction between (i) Parent or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than Parent or a Restricted Subsidiary), a member of the Board of Directors of Parent or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate.  For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Interests in Parent or is an employee of Parent.

“Disposition” has the meaning set forth in the definition of “Asset Sale.”

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is formed or otherwise incorporated in the United States or a State thereof or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Debt of Parent.

“DTC” means The Depository Trust Company.

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P (or an equivalent rating by Fitch).

“Eligible Cash Equivalents” means any of the following Investments:  (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than two years after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the Holder thereof, within two years after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by Fitch or any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of Parent, provided that such Investments have one of the two highest ratings obtainable from either S&P, Moody’s or Fitch and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal

Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi) above, and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by Parent.

“Enforcement Notice” means a written notice delivered pursuant to the ABL Intercreditor Agreement, at a time when an event of default under the Credit Agreement or an event of default under this Indenture has occurred and is continuing, by either the Collateral Agent or the ABL Facility Collateral Agent to the other, specifying the relevant event of default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Contribution” means net cash proceeds received by Parent and its Restricted Subsidiaries from:

(1)contributions to its common equity capital (or equivalent); and

(2)the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary) of Capital Interests (other than Redeemable Capital Interests or Preferred Interests) of Parent,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contribution is made or such Capital Interests are sold, as the case may be, which amounts shall be excluded from the calculation set forth in clause (c) of the first paragraph of Section 4.7.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by Parent.  In the case of a transaction between Parent or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Board of Directors determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and Parent or such Restricted Subsidiary during the course of such transaction.

“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the notes thereto) in accordance with Accounting Standards Codification 842, Leases, (ASC 842) under GAAP; provided that no obligation will be deemed a “Finance Lease Obligation” for any purpose under this Indenture if such obligation is classified as an Operating Lease as defined under ASC 842.

“Fitch” shall mean Fitch, Inc.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Consolidated Cash Flow Available for Fixed Charges,” “Consolidated Fixed Charges,” “Consolidated Fixed Charge Coverage Ratio,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Non-cash Charges,” “Consolidated Income Tax Expense,” “Consolidated Total Secured Debt Ratio,” “Consolidated Total Debt Ratio,” “Consolidated Total Debt,” “Debt,” and “Total Assets,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Foreign Subsidiary” means any subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the Commission applicable only to public companies; and except as set forth in the definition of “Finance Lease Obligation”), as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture); provided that the Issuer may at any time elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the applicable Indenture shall be computed in conformity with GAAP. For the purposes of this Indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. .

“Global Note Legend” means the legend identified as such in Exhibit A hereto.

“Global Notes” means the Notes in global form that are in the form of Exhibit A hereto.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, national, foreign or other governmental department, commission, board, bureau, legislative, administrative or regulatory body, court, agency or instrumentality or political subdivision thereof, in each case whether associated with the United States, Canada, any other nation or, in each case, any state, province, district or territory or other political subdivision thereof.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” shall have a meaning that corresponds to the foregoing).

“Guarantor” means any Person that is a signatory to this Indenture or executes a Note Guarantee or supplemental indenture in accordance with the provisions of this Indenture and their respective successors and assigns.

“Hedging Obligations” of any Person means the obligations of such person pursuant to any interest rate agreement, currency agreement or commodity agreement.

“Holder” means a Person in whose name a Note is registered in the Note Register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.  Debt otherwise Incurred by a Person before it becomes a Subsidiary of Parent shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of Parent.  “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing.  A Guarantee by Parent or a Restricted Subsidiary of Debt Incurred by Parent or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt.  In addition, the following shall not be deemed a separate Incurrence of Debt:

(1)amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2)the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3)the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and
(4)unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Initial Purchasers” means BofA Securities, Inc. and such other initial purchasers party to the Purchase Agreement and any similar purchase agreement in connection with any Permitted Additional Note Obligations.

“Interest Rate Protection Agreements” means, with respect to any Person, any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any Interest Rate Protection Agreements.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following:  (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person or the issuance of a “keep-well” with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person, but shall exclude:  (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits in the normal course of business.

“Investment Grade Rating” means, as determined by at least two of Moody’s, S&P and Fitch, equals or exceeds Baa3, BBB- and BBB-, respectively, or an equivalent rating by any other rating agency.

“Issue Date” means July 22, 2020.

“Issuer” has the meaning set forth in the preamble hereto, as such Issuer may be replaced from time to time by a successor in accordance with the applicable provisions of this Indenture.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any acquisition by one or more of the Issuer or its Restricted Subsidiaries of any assets, business or Person, (ii) any permitted Investment or merger, amalgamation, Division or similar transaction and (iii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Mortgaged Property” means each property denoted as Material Mortgaged Property on Schedule 7(a) of the Perfection Certificate (as defined in the Security Agreement).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially similar to those mortgages delivered as collateral for the Issuer’s 11.00% Senior Secured Notes due 2022 (subject to variation for local law requirements), and otherwise in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means the Real Property that shall become subject to a Mortgage pursuant to Section 4.23 and Section 10.1.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of:  (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than Parent or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that:  (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means any guarantee of the Notes by any Guarantor pursuant to this Indenture.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations, including, without limitation, any Permitted Additional Note Obligations.

“Note Obligations” means the Debt Incurred and Obligations under the Senior Secured Note Documents.

“Notes” has the meaning set forth in the preamble hereto.

“Notes Collateral” shall mean all Collateral other than ABL Collateral.

“Obligations” means any principal, premium, interest (including any interest, fees, or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, or expenses is an allowed claim under applicable bankruptcy, state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture).  Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date.  The Issuer shall notify the Trustee prior to the mailing of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer.  The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.  The Offer shall also state:

(1)the Section of this Indenture pursuant to which the Offer to Purchase is being made;
(2)the Expiration Date and the Purchase Date;

(3)the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4)the purchase price to be paid by the Issuer for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5)that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6)the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)that, unless the Issuer defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11)that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12)if applicable, that, in the case of any Holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Offering Memorandum” means the offering memorandum related to the issuance of the Initial Notes on the Issue Date, dated July 15, 2020.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer or a Guarantor, as applicable, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer or such Guarantor, as applicable.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Trustee or Parent or any Subsidiary of Parent.

“Parent” has the meaning set forth in the preamble hereto, along with any successor thereto.

“Pari Passu Lien Intercreditor Agreement” means an intercreditor agreement in the form attached as Exhibit D hereto.

“Pari Passu Lien Obligations” means Obligations with respect to other Debt permitted to be incurred under this Indenture that by their terms are intended to be secured equally and ratably with the

Notes (including any Permitted Additional Note Obligations); provided such Lien is permitted to be incurred under this Indenture; provided, further, that to the extent such Pari Passu Lien Obligations are not Additional Secured Obligations, the administrative agent, collateral agent, trustee or similar authorized representative of the holders of such Debt (and any Obligations in respect of such Debt) shall have become party to (and such holders shall be bound by the terms of) the Pari Passu Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

“Pari Passu Liens” means Liens securing Obligations ranking pari passu with the Notes that by their terms are intended to be secured equally and ratably with the Notes and are permitted pursuant to the applicable provisions of this Indenture and the Security Documents.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Issuer.

“Permitted Additional Note Obligations” means obligations under the Additional Notes secured by the Note Liens; provided that the amount of such obligations does not exceed the greater of (a) $100.0 million and (b) an amount such that immediately after giving effect to the Incurrence of such Additional Notes and the receipt and application of the proceeds therefrom, the Consolidated Total Secured Debt Ratio of Parent and its Restricted Subsidiaries would be equal to or less than 5.00:1.00.

“Permitted Business” means any business similar in nature to any business conducted by Parent and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by Parent and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Board of Directors of Parent.

“Permitted Collateral Liens” means:

(i)Liens securing the Notes outstanding on the Issue Date, Refinancing Debt with respect to such Notes, the Guarantees relating thereto and any Obligations with respect to such Notes, Refinancing Debt and Guarantees;

(ii)Pari Passu Liens securing Permitted Additional Note Obligations permitted to be incurred pursuant to this Indenture, which Liens are granted pursuant to the provisions of the Security Documents;
(iii)Liens existing on the Issue Date (other than Liens specified in clause (i) or (ii) above);

(iv)Liens described in clauses (b) (which Liens shall not be Pari Passu Liens on the Notes Collateral), (c), (d), (g), (l) (but only with respect to Obligations secured by Liens described in clause (g) referred to therein), (m), (n), (r), (t), (u), (v), (x), (y), (z), (aa), (bb), (dd), (kk), (ll) and, to the extent applicable to any of the foregoing, (oo) of the definition of “Permitted Liens”;

(v)ground leases, survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of such Person;

(vi)other Liens (not securing Debt) incidental to the conduct of the business of Parent or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets that do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of Parent or its Restricted Subsidiaries;

(vii)Liens on the Collateral in favor of the Collateral Agent relating to Collateral Agent’s administrative expenses with respect to the Collateral;

(viii)general real estate taxes and assessments not yet delinquent or being contested in good faith for which adequate reserves are maintained in accordance with GAAP, provided that the Issuer and Guarantors shall bond over or take any other action necessary or required by the Title Company to delete any exception to title relating to unpaid taxes and assessments;

(ix)any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by Law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP; provided that the Issuer and Guarantors shall take any and all commercially reasonable actions necessary or required by the Title Company to delete any exception to title relating thereto); or

(x)leases, subleases, licenses or sublicenses granted to others in the ordinary course of business so long as such leases, subleases, licenses or sublicenses do not materially interfere with the ordinary conduct of the business of the Issuer or any Subsidiaries and do not secure any Debt.

For purposes of determining compliance with this definition, (A) Pari Passu Lien Obligations need not be Incurred solely by reference to one category of permitted Pari Passu Lien Obligations described in clauses (i) through (x) of this definition but are permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Pari Passu Lien Obligations (or any portion thereof) meets the criteria of one or more of the categories of permitted Pari Passu Lien Obligations described in clauses (i) through (x) above, Parent shall, in its sole discretion, classify (but not reclassify) such item of Pari Passu Lien Obligations (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Pari Passu Lien Obligations in one of the above clauses and such item of Pari Passu Lien Obligations will be treated as having been Incurred pursuant to only one of such clauses.

“Permitted Debt” means

(i)Debt Incurred pursuant to any Credit Facility in an aggregate principal amount at any one time outstanding not to exceed (a) the greater of (x) $1,450.0 million and (y) the sum of (A) 75% of the book value (calculated in accordance with GAAP) of the inventory of Parent and its Restricted Subsidiaries (excluding LIFO reserves) and (B) 90% of the book value of the accounts receivable of Parent and its Restricted Subsidiaries (in each case, determined on a pro forma basis by the book value set forth on the consolidated balance sheet of Parent for the fiscal quarter immediately preceding the date on which such Debt is Incurred for which internal financial statements are available) minus (b) any amounts Incurred and outstanding pursuant to a Qualified Receivables Transaction permitted under clause (xv) below;

(ii)Debt outstanding under the Notes on the Issue Date and contribution, indemnification and reimbursement obligations owed by Parent or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii)Guarantees of the Notes;

(iv)Debt of Parent or any Restricted Subsidiary outstanding at the time of the Issue Date (other than clauses (i), (ii) or (iii) above or any Debt to be repaid with the proceeds of the offering of the Notes);

(v)Debt owed to and held by Parent or a Restricted Subsidiary;
(vi)Guarantees Incurred by Parent of Debt of a Restricted Subsidiary otherwise permitted to be incurred under this Indenture;

(vii)Guarantees by any Restricted Subsidiary of Debt of Parent or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with Section 4.9 and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

(viii)Debt incurred in respect of workers’ compensation claims, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by Parent or a Restricted Subsidiary in the ordinary course of business;

(ix)Debt under Swap Contracts and Currency Hedge Obligations;

(x)Debt owed by Parent to any Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by Parent or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of Parent for purposes of this Indenture;

(xi)Debt (including Finance Lease Obligations, mortgage financings or Purchase Money Debt) of Parent or a Restricted Subsidiary Incurred to finance any part of the purchase price for, or the cost of design, lease, construction, repair, maintenance, installation or improvement of, any property (real or personal), plant or equipment used or to be used in the business of Parent or a Restricted Subsidiary (or the Capital Interests of any Person owning any such property, plant or equipment (but no other material assets other than cash or cash equivalents)) in principal amount not to exceed the greater of (x) $125.0 million and (y) 6.0% of Total Assets in the aggregate at any one time outstanding, plus, in the case of any refinancing of any Debt under this clause (xi) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith;

(xii)Debt arising from agreements of Parent or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under this Indenture;
(xiii)the issuance by any of Parent’s Restricted Subsidiaries to Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)any subsequent issuance or transfer of Capital Interests that results in any such preferred stock being held by a Person other than Parent or a Restricted Subsidiary; and

(b)any sale or other transfer of any such preferred stock to a Person that is not either Parent or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xiii);

(xiv)Debt of Parent or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $100.0 million at any time outstanding, which Debt may be Incurred under a Credit Facility;

(xv)Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness and Debt Incurred in connection with a Qualified Receivables Transaction;

(xvi) (a) Debt of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, Parent or any Restricted Subsidiary or (b) Debt Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by, or merged into, Parent; provided, however, that at the time such Person is acquired, either:

(a) Parent would have been able to Incur $1.00 of additional Debt pursuant to the first paragraph of this covenant after giving effect to such acquisition and the Incurrence of such Debt pursuant to this clause (xvi); or

(b) the Consolidated Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries is at least equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition or merger;

(xvii) Debt to the extent the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(xviii) Debt of any Foreign Subsidiary of Parent (x) in an amount not to exceed $50.0 million at any time outstanding or (y) that is non-recourse to Parent and any other Restricted Subsidiary other than a Foreign Subsidiary;

(xix)Refinancing Debt;
(xx)Debt of Parent or any of its Restricted Subsidiaries arising in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs,

automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Debt in connection with the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of Incurrence;

(xxi)Debt incurred in the ordinary course of business to finance insurance premiums or take or pay obligations in supply arrangements in the normal course of business;

(xxii) reimbursement obligations incurred in the ordinary course of business in respect of trade letters of credit, including those issued to support the purchase of inventory in transit to a property owned or leased by Parent or any Restricted Subsidiary; provided that such reimbursement obligations are secured only by the inventory in respect of which the applicable letter of credit has been issued; and provided further that such letters of credit shall be payable only against sight drafts (and not time drafts);

(xxiii) reimbursement obligations in respect of the standby letters of credit;

(xxiv) Guarantees made by Parent or any Restricted Subsidiary of obligations (not constituting debt for borrowed money) of Parent or any Restricted Subsidiary owing to vendors, suppliers and other third parties incurred in the ordinary course of business; and

(xxv) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxiv) above.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xix) of this definition of “Permitted Debt.”

“Permitted Holders” means Platinum Equity Advisors, LLC, a Delaware limited liability company, or any of its Affiliates.

“Permitted Investments” means:

(a)Investments in existence on the Issue Date and any extension, modification or renewal of such existing Investments, or conversion or exchange of such existing Investments to Investments of another type or, in the case of a Guarantee, payment thereof, to the extent not involving any additional Investment;

(b)Investments required pursuant to any agreement or obligation of Parent or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;
(c)cash or Eligible Cash Equivalents;
(d)Investments in property and other assets owned or used by Parent or any Restricted Subsidiary in the normal course of business;
(e)Investments by Parent or any of its Restricted Subsidiaries in Parent or any Restricted Subsidiary;

(f)Investments by Parent or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, Parent or a Restricted Subsidiary;

(g)Swap Contracts and Currency Hedge Obligations;
(h)non-cash consideration received in conjunction with an Asset Sale that is otherwise permitted under Section 4.10;

(i)Investments received in settlement of obligations owed to Parent or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of Parent or any Restricted Subsidiary;

(j)Investments by Parent or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $50.0 million at any one time outstanding;
(k)any Investment by Parent or any of its Restricted Subsidiaries in a joint venture in an aggregate amount not to exceed $100.0 million at any one time outstanding;
(l)loans and advances (including for travel and relocation) to officers, directors and employees in an amount not to exceed $2.0 million in the aggregate at any one time outstanding;
(m)Investments the payment for which consists solely of Capital Interests of Parent;

(n)any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.10 or any other disposition of property not constituting an Asset Sale;

(o)any acquisition of assets or Capital Interests solely in exchange for the issuance of Capital Interests (other than Redeemable Capital Interests) of Parent;

(p)payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(q)guarantees by Parent or any Restricted Subsidiary of Debt of Parent or a Restricted Subsidiary (other than a Receivable Subsidiary) of Debt otherwise permitted by Section 4.9;

(r)any Investment by Parent or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests;

(s) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(t) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(u) any Investment in any Subsidiary of Parent in connection with intercompany cash management arrangements or related activities;

(v) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(w) Investments in the ordinary course of business consisting of UCC Article 3 or similar endorsements for collection or deposit;

(x) purchases of minority interests in non-wholly-owned Subsidiaries by Parent and its Restricted Subsidiaries; provided that the aggregate amount of such purchases shall not exceed $10.0 million; and

(xx) the licensing, sublicensing or contribution of intellectual property rights pursuant to arrangements with Persons other than Parent and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Parent or such Restricted Subsidiary, as the case may be, in good faith.

“Permitted Liens” means:

(a)Liens existing at the Issue Date (other than any Liens securing Debt to be repaid with the proceeds of this offering of the Notes), plus modifications, renewals, replacements, refinancings and extensions of such Liens;

(b)Liens that secure Obligations incurred pursuant to clause (i) and (xiv) of the definition of “Permitted Debt” (and any related Currency Hedge Obligations and Swap Contracts permitted under the agreement related thereto), provided that, in the case of clause (i) and, solely to the extent incurred under a Credit Facility, clause (xiv) of the definition of “Permitted Debt,” such Liens are subject to the provisions of the ABL Intercreditor Agreement;

(c)any Lien for taxes or assessments or other governmental charges or levies not yet overdue for a period of more than 60 days (or which, if so overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(d)any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by Law for sums not then due and payable (or which, if due and payable, are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(e)ground leases, survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially interfere with the conduct of the business of such Person;

(f)pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA) or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay or (v) and as security for the payment of rent in the ordinary course of business;

(g)Liens on property at the time Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Parent or any Restricted Subsidiary; provided that the Liens may not extend to any other property owned by Parent or any Restricted subsidiary (other than the proceeds or products of such property or improvements thereon);

(h)Liens securing Debt of a Restricted Subsidiary that is a Guarantor owed to and held by Parent or a Restricted Subsidiary that is a Guarantor;

(i)other Liens (not securing Debt) incidental to the conduct of the business of Parent or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets that do not individually or in the aggregate materially interfere with the conduct of the business of Parent or its Restricted Subsidiaries;

(j)Liens on assets or property of a Restricted Subsidiary that is not the Issuer or a Guarantor securing any liability of any Restricted Subsidiary that is not the Issuer or a Guarantor;
(k)any condemnation or eminent domain proceedings affecting any real property;

(l)Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a), (b) and (g); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(m)Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(n)licenses of intellectual property granted in the ordinary course of business;
(o)Liens to secure Debt permitted to be incurred pursuant to clause (xi) of the definition of “Permitted Debt”;
(p)Liens in favor of Parent or any Guarantor;

(q)Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(r)Liens upon specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligation in respect of banker’s acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods and pledges or deposits in the ordinary course of business;

(s)Liens arising on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case to secure premiums thereunder;

(t)Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof) (it being understood that all Debt to any single lender or financing entity or group of related lenders or financing entities or outstanding under any single facility, and in any case relating to the same group or collection of assets financed thereby, shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(u)Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(v)customary Liens granted in favor of a trustee (including the Trustee for the Notes) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Debt not prohibited by such indenture is issued (including this Indenture);

(w)[Reserved];

(x)Liens (i) that are normal and customary rights of set-off (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of Parent and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or similar provisions under other applicable law on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary general terms and conditions, encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y)Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) of Section 6.1 of this Indenture so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(z)deposits made in the ordinary course of business to secure liability to insurance carriers;
(aa)leases, subleases, licenses or sublicenses (including real property and intellectual property rights) granted to others in the ordinary course of business;

(bb)Liens arising from Uniform Commercial Code or other similar financing statement filings regarding (i) operating leases entered into by Parent or any Restricted Subsidiary in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(cc)Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the Notes, the Guarantees, the Permitted Additional Note Obligations and other first lien obligations permitted under this Indenture;

(dd) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ee)Liens not otherwise permitted under this Indenture in an aggregate amount not to exceed $100.0 million in the aggregate at any one time outstanding;

(ff) Liens on the Capital Interests of an Unrestricted Subsidiary of Parent or of a Person that is not a Subsidiary of Parent  securing Debt of such Unrestricted Subsidiary or other Person if recourse to Parent and its Restricted Subsidiaries with respect to such Debt is limited to such Capital Interests;

(gg) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(hh) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(ii) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of Parent or any Restricted Subsidiary;

(jj) Liens on any property in favor of domestic or foreign government bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

(kk) Liens solely on cash advances or any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture and Liens consisting of an agreement to sell or otherwise dispose of any property permitted under this Indenture;

(ll) Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(mm) Liens securing Debt of a Foreign Subsidiary that is otherwise permitted to be Incurred;

(nn) Liens to secure any Refinancing Debt permitted to be incurred under this Indenture; provided that (i) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien on the Debt being refinanced and (ii) the new Lien shall have the same or a lesser propriety than the Lien on the Debt being refinanced;

(oo) Liens on property subject to sale-leaseback transactions;

(pp) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Interests of any joint venture expressly permitted by the terms of this Indenture arising pursuant to the agreement evidencing such joint venture;

(qq) Liens that may arise on inventory or equipment of Parent Guarantor or any Restricted Subsidiary in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Parent Guarantor and any Restricted Subsidiary;

(rr) Liens in connection with Qualified Receivables Transactions; and

(ss)any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledgor” means each of the Issuer and any Guarantor.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Agreement” means the purchase agreement dated July 15, 2020 by and among the Issuer, the Guarantors named therein and BofA Securities, Inc., as representative of the Initial Purchasers.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i)Incurred to finance the acquisition, lease or cost of design, construction, installation or improvement of any assets (including through the purchase of Capital Interests) of such Person or any Restricted Subsidiary; and

(ii)that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (it being understood that all Debt to any single lender or financing entity or group of related lenders or financing entities or outstanding under a single facility, and in any case relating to the same group or collection of assets financed thereby, shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time); and

in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to Parent or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.  The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by Parent to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of Parent, or any direct or indirect parent company of Parent, of at least $25.0 million or (ii) a private equity offering of Qualified Capital Interests of Parent, or any direct or indirect parent company of Parent, other than (x) any such public or private sale to an entity that is an Affiliate of Parent and (y) any public offerings registered on Form S-8; provided that, in the case of an offering or sale by a direct or indirect parent company of Parent, such parent company contributes to the capital of Parent the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to Section 3.7(a)(ii).

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Parent or any of its Restricted Subsidiaries pursuant to which Parent or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by Parent or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Parent or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Board of Directors of Parent at the time Parent or such Restricted Subsidiary enters into such transaction.

“Real Property” shall mean, collectively, all right, title and “fee” interest in and to any and all parcels of or interests in real property owned by any person, and, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Receivable Subsidiary” means a Subsidiary of Parent:

(1)that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of Parent and/or its Restricted Subsidiaries;
(2)that is designated by the Board of Directors as a Receivable Subsidiary pursuant to a Board of Directors’ resolution set forth in an Officer’s Certificate and delivered to the Trustee;
(3)that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with Section 4.21;

(4)no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by Parent or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates Parent or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of Parent or any other Restricted Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Indebtedness”);

(5)with which neither Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent in connection with a Qualified Receivables Transaction as determined in good faith by the Board of Directors of Parent, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of Parent and (c) any Purchase Money Note issued by such Receivable Subsidiary to Parent or a Restricted Subsidiary; and

(6)with respect to which neither Parent nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Recovery Event” means the receipt by Parent or any Restricted Subsidiaries of any cash insurance proceeds or condemnation or expropriation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Parent or any Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (b) under any policy of insurance, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by Parent or any Restricted Subsidiaries in respect of any such event.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the Holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the Holder thereof, in whole or in part, at any time prior to the earlier of the Stated Maturity of the Notes and the date the Notes are no longer outstanding; provided that only the portion of such equity security that is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the Holder thereof before such date will be deemed to be Redeemable Capital Interests.  Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require Parent to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that Parent may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.7.  The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by Parent or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i)the Refinancing Debt is (x) subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes and/or (y) to the extent not secured and/or guaranteed, not secured or guaranteed by any assets or guarantees not securing or guaranteeing the Debt being refunded, refinanced, renewed, replaced or extended,

(ii)the Refinancing Debt is scheduled to mature no earlier than the Debt being refunded, refinanced or extended,

(iii)the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended,

(iv)such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt and

(v)such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that Parent may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of Parent otherwise complying with clauses (i) through (iv) above.

“Refinancing Transactions” means collectively, (i) the offering of the notes pursuant to the Offering Memorandum, (ii) the repurchase and/or redemption of the Issuer’s outstanding 11.00% Senior Secured Notes due 2022 and (iii) payment of related transaction fees, expenses and premiums.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Notes Legend” means the legend identified as such in Exhibit A hereto.

“Restricted Payment” means any of the following:

(a)any dividend or other distribution declared and paid on the Capital Interests in Parent or on the Capital Interests in any Restricted Subsidiary of Parent that are held by, or declared and paid to, any Person other than Parent or a Restricted Subsidiary of Parent, other than:  (i) dividends, distributions or payments made solely in Qualified Capital Interests in Parent, and (ii) dividends or distributions payable to Parent or a Restricted Subsidiary of Parent or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

(b)any payment made by Parent or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in Parent (including the conversion into, or exchange for, Debt, of any Capital Interests) other than any such Capital Interests owned by Parent or any Restricted Subsidiary;

(c)any payment made by Parent or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in Parent) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Issuer or any Guarantor that is contractually subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to Parent or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof; and

(d)any Investment by Parent or a Restricted Subsidiary in any Person, other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary (including the Issuer) that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“S&P” means S&P Global Ratings.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement dated as of the Issue Date between the Collateral Agent, Parent and the Guarantors (and any representative of Additional Secured Obligations that may become a party thereto), as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, the Mortgages, the ABL Intercreditor Agreement, the Pari Passu Lien Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any Security Interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the Holders of any Additional Secured Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes (including any Permitted Additional Note Obligations) and any Holders of any Additional Secured Obligations.

“Senior Secured Note Documents” means this Indenture, the Notes, the Note Guarantees and the Security Documents.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Board of Directors of Parent, including Guarantees by Parent or any Restricted Subsidiary of any of the foregoing obligations of Parent or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Successor Entity” means a corporation or other entity that succeeds to and continues the business of Ryerson Holding Corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Title Company” shall mean any title insurance company as shall be retained by Parent  and reasonably acceptable to the Trustee.

“Total Assets” means, at any time, the total consolidated assets of Parent and its Restricted Subsidiaries at such time, determined in accordance with GAAP.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such series of notes are defeased or satisfied and discharged, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2023; provided, however, that if the period from the redemption date to August 1, 2023, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1)any Subsidiary designated as such by the Board of Directors of Parent pursuant to Section 4.21 where (a) neither Parent nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivable Subsidiary any Standard Securitization Undertakings) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary (except in the case of a Receivable Subsidiary any Standard Securitization Undertakings), and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any Holder of any other Debt of Parent and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity (except in the case of a Receivable Subsidiary any Standard Securitization Undertakings); and

(2)any Subsidiary of an Unrestricted Subsidiary.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Agent Members”	2.6
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“covenant defeasance”	8.3
“Custodian”	6.1
“defeasance”	8.2
“Discharge”	8.2
“Event of Default”	6.1
“Excess Proceeds”	4.10
“LCT Election”	1.5
“LCT Test Date”	1.5
“Note Register”	2.3
“Offer Amount”	3.9
“QIB”	2.1
“QIB Global Note”	2.1
“redemption date”	3.1
“Registrar”	2.3
“Regulation S”	2.1
“Regulation S Global Note”	2.1
“Rule 144A”	2.1
“Subsequent Transaction”	1.5
“Suspended Covenants”	4.22
“Surviving Entity”	5.1

SECTION 1.3 Trust Indenture Act.

The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes means the Issuer, the Guarantors and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.  Notwithstanding the foregoing, the TIA shall not apply to, or in any way govern, the terms of this Indenture, except as otherwise provided herein.

SECTION 1.4 Rules of Construction.

Unless the context otherwise requires:

(1)a term has the meaning assigned to it herein;
(2)an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;
(3)“or” is not exclusive;
(4)words in the singular include the plural, and in the plural include the singular;
(5)unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this Indenture;
(6)provisions apply to successive events and transactions; and

(7)references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

SECTION 1.5 Financial Calculations for Limited Condition Transactions.

As it relates to any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test, including the Consolidated Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio and Consolidated Total Secured Debt Ratio; or

(ii) testing availability under baskets set forth in this Indenture (including baskets determined by reference to Total Assets);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Indenture shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith, including any incurrence of Debt and the use of proceeds thereof, as if they had occurred on the first day of the most recent period of four consecutive fiscal quarters of the Issuer ended prior to such date for which internal financial statements are available (except with respect to any incurrence or repayment of Debt for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such period)), the Issuer would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with; provided that, if financial statements for one or more subsequent fiscal periods shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Cash Flow Available for Fixed Charges or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Debt or Liens, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer, the prepayment, redemption, purchase, defeasance or other satisfaction of Debt, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Indenture, any such ratio, test or basket shall be required to be satisfied on a pro forma basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have not been consummated.

ARTICLE II

THE NOTES

SECTION 2.1 Form and Dating.

(a)The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes initially shall be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto and shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

Except as set forth in Section 2.6, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b)Initial Notes that are offered in reliance on Rule 144A under the Securities Act (“Rule 144A”) shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  Initial Notes that are offered in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”) shall be issued in the form of one or more Global Notes substantially in the form set forth in Exhibit A (the “Regulation S Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers.  The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian.  Transfers of Notes between “qualified institutional buyers” (as defined in Rule 144A) (“QIBs”) and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(c)Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall upon a written order of the Issuer signed by an Officer of the Issuer, and in accordance with Section 2.1(b) and this Section 2.1(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Note Custodian.

Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Note Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or other agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Holder, any member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes.  The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any Beneficial Owners in the Notes.

(d)Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2 Execution and Authentication.

An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual or electronic signature of an authorized signatory of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Issuer signed by an Officer of the Issuer directing the Trustee to authenticate and deliver the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes.  The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.17.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

SECTION 2.3 Registrar; Paying Agent.

The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent.  The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents; provided, however, that at all times there shall be only one Note Register.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  Parent or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee and the Holders of the name and address of any Agent not a party to this Indenture.  The Issuer or any Guarantor may act as Paying Agent or Registrar.  The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such Agent.  The Issuer shall notify the Trustee of the name and address of any such Agent.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and initially appoint the Corporate Trust Office of the Trustee as the office or agency of the Issuer for such purposes.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4 Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment.  While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money.  If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon the occurrence of events specified in Section 6.1(8), the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

SECTION 2.6 Book-Entry Provisions for Global Securities.

(a)Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as Note Custodian and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees.  Interests of Beneficial Owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary.  In addition, Certificated Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Issuer within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary to issue such Certificated Notes.

(c)In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall, upon the written order of the Issuer signed by an Officer of the Issuer, authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d)The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)Each Global Note shall bear the Global Note Legend on the face thereof.

(f)At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g)General Provisions Relating to Transfers and Exchanges.

(i)To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

(ii)No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.6, 4.10, 4.14 and 9.5 hereto).

(iii)All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(iv)The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Issuer shall be affected by notice to the contrary.

(vi)The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2.  Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(vii)Each Holder agrees to provide reasonable indemnity to the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(viii)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.7 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by an Officer of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding.  Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9 Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register as being owned shall be so disregarded.  Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10 Temporary Notes.

Until Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuer signed by an Officer of the Issuer.  Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by an Officer of the Issuer authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11 Cancellation.

The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or that the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee.  All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation.  Subject to Section 2.7, the Issuer may not issue new Notes to replace Notes that they have redeemed or paid or that have been delivered to the Trustee for cancellation.  All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their cancellation delivered to the Issuer.

SECTION 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1.  The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date.  At least fifteen (15) days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13 Record Date.

The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as specified by the Issuer to the Trustee.

SECTION 2.14 Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15 CUSIP Number.

The Issuer in issuing the Notes may use a “CUSIP” and/or ISIN or other similar number, and if it does so, the Issuer may use the CUSIP and/or ISIN or other similar number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN or other similar number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuer shall promptly notify the Trustee of any change in the CUSIP and/or ISIN or other similar number.

SECTION 2.16 Special Transfer Provisions.

Unless and until a Transfer Restricted Note is transferred or exchanged pursuant to an exemption under the Securities Act or under an effective registration statement under the Securities Act, the following provisions shall apply:

(a)Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S):

(i)The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit B hereto.

(ii)If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b)Transfers Pursuant to Regulation S.  The Registrar shall register the transfer of any Regulation S Global Note without requiring any additional certification.  The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i)The Registrar shall register any proposed transfer of a Transfer Restricted Note pursuant to Regulation S by a Holder upon receipt of (a) an appropriately competed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto from the proposed transferor.

(ii)If the proposed transferee is an Agent Member holding a beneficial interest in a QIB Global Note and the Transfer Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note.

(c)Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(d)General.  By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

SECTION 2.17 Issuance of Additional Notes.

The Issuer shall be entitled to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto and any customary escrow provisions (and, if such Additional Notes shall be issued in the form of Transfer Restricted Notes, other than with respect to transfer restrictions and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9.  The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of its Board of Directors and in an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1)the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2)the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee before a date fixed for redemption (the “redemption date”), an Officer’s Certificate setting forth (i) the section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.

If the Issuer is required to make an Offer to Purchase pursuant to Section 4.10 or 4.14, it shall furnish to the Trustee, at least forty-five (45) days (or such shorter period as is acceptable to the Trustee) before the scheduled purchase date, an Officer’s Certificate setting forth (i) the section of this Indenture pursuant to which the offer to purchase shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Issuer or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $50.0 million or (b) a Change of Control has occurred, as applicable.

SECTION 3.2 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method as the Trustee shall deem fair and appropriate (and in a manner that complies with applicable requirements of the Depositary); provided that no Notes of $2,000 or less shall be redeemed in part.  Notices of redemption shall be sent electronically or mailed by first class mail at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.  The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuer in writing of the Notes selected for redemption.  The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of the Notes that have denominations larger than $2,000.

SECTION 3.3 Notice of Redemption.

Subject to the provisions of Section 3.9, at least 30 days before a redemption date, the Issuer shall send or cause to be sent by electronic transmission or by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1)	the redemption date;
(2)	the Redemption Price;
(3)	the CUSIP number;

(4)

if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(5)	the name, telephone number and address of the Paying Agent;
(6)	that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
(7)	that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;
(8)	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(9)	that no representation is made as to the correctness or accuracy of the CUSIP number listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph.  The notice sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice.  In any case, failure to give such notice by electronic transmission or by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to such date.  A notice of redemption may not be conditional.

SECTION 3.5 Deposit of Redemption of Purchase Price.

On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or 4.14, the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered).  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.7 Optional Redemption.

(a)The Notes may be redeemed, in whole or in part, at any time prior to August 1, 2023, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(i) The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after August 1, 2023, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on August 1 of the years indicated:

Year	Redemption Price
2023	104.250%
2024	102.125%
2025 and thereafter	100.000%

(ii) In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, prior to August 1, 2023, the Issuer may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 40% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 108.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 50% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by Parent or its Subsidiaries and except to the extent otherwise repurchased or redeemed in accordance with the terms of this Indenture) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(iii)At any time and from time to time prior to August 1, 2023, the Issuer at its option may during each twelve month period commencing on the Issue Date redeem Notes in an aggregate principal amount equal to up to 10.0% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), at a Redemption Price (expressed as a percentage of principal amount to be redeemed) of 103.0%, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(iv)In addition, at any time prior to  August 1, 2022, the Issuer at its option may redeem Notes in an aggregate principal amount equal to $100.0 million on a one-time basis from the net cash proceeds received from the sale of real property, at a Redemption Price (expressed as a percentage of principal amount to be redeemed) of 104.0%, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(v)Notice of any redemption may at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Qualified Equity Offering, the consummation of a Change of Control or consummation of a refinancing of any Debt. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). The Issuer may also provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(vi)If the optional redemption date is after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Notes are registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(vii)The Issuer will have the right to redeem the Notes at a Redemption Price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption following the consummation of a Change of Control if at least 90% of the Notes outstanding prior to such consummation are purchased pursuant to such Change of Control.

(b)The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with this Indenture and compliance with all applicable securities laws.

SECTION 3.8 Mandatory Redemption.

The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.9 Offer to Purchase.

In the event that the Issuer shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Issuer shall follow the procedures specified below.

Unless otherwise required by applicable law, an Offer to Purchase shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase, which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of delivering such Offer, and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date.  On the Purchase Date, the Issuer shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 or Section 4.14 (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.  If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase.  The Issuer shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the delivering of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be sent electronically or mailed by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer.  The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 10:00 a.m. (New York City time) on each Purchase Date, the Issuer shall irrevocably deposit with the Trustee or Paying Agent (other than the Issuer or an Affiliate of the Issuer) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9.  On the Purchase Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.9.  The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, plus any accrued and unpaid interest, if any, thereon, and the Issuer shall promptly issue a new Note, and the Trustee, at the written request of the Issuer, shall authenticate and mail or deliver at the expense of the Issuer such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.  The Issuer shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6.

ARTICLE IV

COVENANTS

SECTION 4.1 Payment of Notes.

(a)The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b)The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.2 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

SECTION 4.3 Provision of Financial Information.

So long as any Notes are outstanding (unless defeased in a legal defeasance), Parent will have its annual financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and will furnish to the Trustee and the Holders of Notes all quarterly and annual financial statements in the form incorporated by reference in the Offering Memorandum prepared in accordance with GAAP that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Parent was required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Parent’s certified independent accountant.  Notwithstanding the foregoing, (a) Parent will not be required to furnish any information, certificates or reports required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act

of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) or Regulation S-K promulgated by the Commission with respect to any non-generally accepted accounting principles financial measures contained therein or (iii) Rule 3-09 of Regulation S-X and (b) such reports will not be required to contain the separate financial information for Subsidiaries whose securities are pledged to secure the Notes contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X, (c) such reports shall not be required to comply with any segment reporting requirements (whether pursuant to GAAP or Regulation S-X) in greater detail than is provided in the Offering Memorandum and (d) such reports shall not be required to present compensation information required by Item 402 of Regulation S-K or otherwise or beneficial ownership information; provided, however, that Parent shall provide guarantor/non-guarantor summary financial data substantially consistent with the data disclosed in the Offering Memorandum.  Any reports shall be provided within the time frames required by the Commission for companies required to file such reports.  To the extent that Parent does not file such information with the Commission, Parent will distribute such information (as well as the details regarding the conference call described below) electronically to (a) any Holder of the Notes, (b) to any beneficial owner of the Notes who provides its email address to Parent and certifies that it is a beneficial owner of Notes, (c) to any prospective investor who provides its email address to Parent and certifies that it is a Qualified Institutional Buyer (as defined in the Securities Act) or (d) any securities analyst who provides its email address to Parent and certifies that it is a securities analyst.  Unless Parent is subject to the reporting requirements of the Exchange Act, Parent will also hold a quarterly conference call for the Holders of the Notes to discuss such financial information.  The conference call will not be later than 30 days from the time that Parent distributes the financial information as set forth above (it being understood that any such call may be combined with any similar call held for any of Parent or the Issuer’s other lenders or security holders).

If Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent that any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries would (but for its or their being designated as an Unrestricted Subsidiary or Subsidiaries) constitute a Significant Subsidiary or Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

Parent has agreed that, for so long as any of the Notes remain outstanding, it will furnish to the Holders of the Notes and to any prospective investor that certifies that it is a Qualified Institutional Buyer, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) of the Securities Act.

In the event that any direct or indirect parent of Parent becomes a Guarantor or co-obligor of the Notes, Parent may satisfy its obligations under this Section 4.3 with respect to financial information relating to Parent by furnishing financial information relating to such parent; provided that, if required by Regulation S-X under the Securities Act, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than Parent and its Subsidiaries, on the one hand, and the information relating to Parent, the Guarantors, if any, and the other Subsidiaries of Parent on a stand-alone basis, on the other hand.

Notwithstanding the foregoing, Parent will be deemed to have furnished such reports referred to above to the Trustee and Holders if it or any direct or indirect parent of Parent has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

To the extent any such information is not so filed or posted, as applicable, within the time periods specified above and such information is subsequently filed or posted, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders pursuant to Article VI if Holders of at least 30% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

Delivery of such reports, information and documents, as stated above, to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 4.4 Compliance Certificate.

Parent shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of Parent and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture (including, with respect to any Restricted Payments made during such year, the basis upon which the calculations required by Section 4.7 were computed, which calculations may be based upon Parent’s latest available financial statements), and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Parent is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action Parent is taking or proposes to take with respect thereto.

Parent shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action Parent is taking or proposes to take with respect thereto.

SECTION 4.5 Taxes.

Parent shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6 Stay, Extension and Usury Laws.

Parent covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7 Limitation on Restricted Payments.

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a)no Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b)after giving effect to such Restricted Payment on a pro forma basis, Parent would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under Section 4.9; and

(c)after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv), (xv) and (xvi) of the next succeeding paragraph), shall not exceed the sum (without duplication) of

(1)50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of Parent accrued on a cumulative basis during the period (taken as one accounting period) from May 24, 2016 occurs and ending on the last day of the most recently ended fiscal quarter for which internal financial statements of the Parent are available, plus

(2)100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by Parent subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion or exchange of Debt or Redeemable Capital Interests of Parent, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, (x) Capital Interests or Debt sold to a Subsidiary of Parent and (y) Excluded Contributions), plus

(3)100% of the net reduction in Investments (other than Permitted Investments), subsequent to May 24, 2016, in any Person, resulting from payments of interest on Debt, dividends, repayments of loans or advances (but only to the extent such interest, dividends or repayments are not included in the calculation of Consolidated Net Income) and returns, profits, distributions and similar amounts received on account of an Investment made in reliance upon this first paragraph (up to the amount of the original investment), in each case to Parent or any Subsidiary from any Person, plus

(4)100% of any cash dividends or cash distributions received directly or indirectly by Parent or a Guarantor after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income, plus

(5)in the event Parent or any Restricted Subsidiary makes an Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Fair Market Value of the existing Investment in such Person that was previously treated as a Restricted Payment, plus

(6) in the event any Unrestricted Subsidiary of Parent has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, Parent or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of the Investment of Parent in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Debt associated with the Unrestricted Subsidiary so designated or combined or any Debt associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (x) of the next succeeding paragraph or constituted a Permitted Investment).

In addition, Parent and its Restricted Subsidiaries may take the following actions notwithstanding the foregoing provisions:

(i)the payment of any dividend or distribution, or the consummation of any irrevocable redemption, within 60 days after declaration thereof or the giving of a redemption notice, as the case maybe, if at the date of such declaration or notice such payment would not have been prohibited by the foregoing provisions of this Section 4.7 or would have otherwise complied with any exception to this Section 4.7;

(ii)the retirement of any Qualified Capital Interests of Parent by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of other Qualified Capital Interests of Parent;

(iii)the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of Parent or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of Parent) of (x) new subordinated Debt of Parent or such Guarantor, as the case may be, Incurred in accordance with this Indenture (which may be senior unsecured Debt) or (y) of Qualified Capital Interests of Parent;

(iv)the purchase, redemption, retirement or other acquisition for value of Capital Interests in Parent or any direct or indirect parent of Parent (or any payments to a direct or indirect parent company of Parent for the purposes of permitting any such repurchase) held by management, employees, officers and directors (and their successors and assigns) or former management, employees, officers and directors of Parent or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $5.0 million in any calendar year, provided that any unused amounts in any calendar year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $10.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds of key man life insurance policies received by Parent and its Restricted Subsidiaries after the Issue Date, plus (B) the net proceeds from the sale of Capital Interests of Parent, in each case to members of management, managers, directors or consultants of Parent or any of its Subsidiaries that occurs after the Issue Date, where the net proceeds of such sale are received by or contributed to the Issuer (provided that such net proceeds will not increase the amount available for Restricted Payments under clause (c)(2) of the first paragraph under this Section 4.7; provided, further, that cancellation of Debt owing to the Issuer from members of management, officers, directors, employees of the Issuer or any Subsidiary in connection with a repurchase of Capital Interests of Parent will not be deemed to constitute a Restricted Payment; (provided, however, that Parent may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (iv) in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Debt and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Debt makes payments with respect to such Debt);

(v)repurchase, redemption or other acquisition, cancellation or retirement of Capital Interests (a) deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities, or (b) made in lieu of withholding taxes resulting from the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Interests or other securities convertible into or exchangeable for Capital Interests;

(vi)intercompany Debt, the Incurrence of which was permitted pursuant to Section 4.9 and the repayment thereof;

(vii)cash payment, in lieu of issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares, including (i) in connection with the exercise of warrants or options, (ii) the conversion or exchange of Capital Interests of Parent or a Restricted Subsidiary, or (iii) stock, dividends, splits or combinations or business combinations;

(viii)the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of Parent or any Restricted Subsidiary issued or Incurred in compliance with Section 4.9 to the extent such dividends are included in the definition of “Consolidated Fixed Charges”;

(ix)upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those contained in Section 4.10 and Section 4.14 at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, Parent has made an Offer to Purchase with respect to the

Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(x)other Restricted Payments not in excess of $60.0 million in the aggregate;

(xi)the declaration and payment of dividends to, or the making of loans to any direct or indirect parent company of Parent required for it to pay:

(a)

consolidated, combined, unitary or other similar federal, state and local income taxes to the extent such income taxes are directly attributable to the income of Parent and its Restricted Subsidiaries and, to the extent of the amount actually received from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent directly attributable to the income of such Unrestricted Subsidiaries; provided, however, that in each case, the amount of such payments in the aggregate in respect of such taxable year does not exceed the amount that Parent and/or the applicable Subsidiaries would be required to pay in respect of federal, state and local income taxes for such taxable year if Parent and/or the applicable Subsidiaries had paid such taxes on a stand-alone basis;

(b)

customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of Parent to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operation of Parent and the Restricted Subsidiaries;

(c)

general corporate, operating and overhead expenses (including professional and administrative expenses) and franchise and similar taxes and other fees and expenses required to maintain its corporate existence to the extent such expenses are directly attributable to the ownership or operation of Parent and its Restricted Subsidiaries; and

(d)

fees and expenses incurred by any direct or indirect parent, other than to Affiliates of Parent, related to any equity or debt offering or issuance (whether or not successful) or any Investment permitted under this Indenture of such parent;

(xii)the payment of dividends on Parent’s common stock (or the payment of dividends to any direct or indirect parent of Parent to fund the payment by any direct or indirect parent of Parent of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by Parent from any public offering of common stock or contributed to Parent by any direct or indirect parent of Parent from any public offering of common stock;

(xiii)Restricted Payments that are made with any Excluded Contributions;

(xiv)any Restricted Payments made in connection with the consummation of the Refinancing Transactions as described in the Offering Memorandum, including any payments or loans made to any direct or indirect parent to enable it to make such payments;

(xv)the payment of fees and expenses in connection with a Qualified Receivables Transaction; and

(xvi)

payments or distributions to satisfy dissenters’ rights pursuant to or in connection with a consolidation, merger, transfer of assets that complies with the provisions of this indenture applicable to mergers, consolidations and transfer of all or substantially all of the property or assets of Parent.

If Parent makes a Restricted Payment that, at the time of the making of such Restricted Payment, in the good faith determination of Parent, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to Parent’s financial statements affecting Consolidated Net Income.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this Section 4.7, in each case to the extent such Investments would otherwise be so counted.

If Parent or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with Section 4.10, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,” the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”

For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

For purposes of this Section 4.7, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Parent may divide and classify such Investment or Restricted Payment in any manner that complies with this Section 4.7 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable provision or exception as of the date of such reclassification.

SECTION 4.8 Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries.

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by Parent or any Restricted Subsidiary or pay any Debt or other obligation owed to Parent or any Restricted Subsidiary, (ii) make loans or advances to Parent or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to Parent or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a)any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or reﬁnancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of Parent, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions, than those contained in these agreements on the Issue Date or refinancings thereof;

(b)any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c)any encumbrance or restriction that exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of Parent on or after the Issue Date, that is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and that is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d)any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, reﬁnancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such reﬁnancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, reﬁnanced or extended in the good faith judgment of Parent;

(e)customary provisions restricting subletting or assignment of any lease, contract, or license of Parent or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f)any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g)any encumbrance or restriction by reason of applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(h)any encumbrance or restriction under this Indenture, the Notes, the Note Guarantees and the Security Documents (including in respect of any Additional Notes);

(i)any encumbrance or restriction under the sale of assets, including, without limitation, any agreement for the sale or other disposition of a subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(j)any encumbrance or restriction on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(k)any provisions in joint venture agreements, partnership agreements, LLC agreements and other similar agreements that (x) are customary or (y), as determined in good faith by Parent, do not adversely affect Parent’s ability to make payments of principal or interest payments on the Notes when due;

(l)purchase money obligations (including Finance Lease Obligations) that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph of this Section 4.8;

(m)Liens securing Debt otherwise permitted to be incurred under this Indenture, including pursuant to Section 4.12, that limit the right of the debtor to dispose of the assets subject to such Liens;

(n)customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by this Indenture entered into with the approval of Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(o)customary provisions restricting assignment of any licensing agreement (in which Parent or any Restricted Subsidiary is the licensee) or other contract entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(p)any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the receivables and related assets described in the definition of “Qualified Receivables Transaction” which are subject to such Qualified Receivables Transaction;

(q)any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary of the Issuer; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary of the Issuer and any such encumbrance or restriction does not extend to any assets or property of the Issuer of any Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(r)any agreement or instrument (or restriction or condition imposed thereunder) relating to Debt of a Foreign Subsidiary or other Restricted Subsidiary that is not a Guarantor

Incurred pursuant to Section 4.9 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary or such other Restricted Subsidiary; and

(s)encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary of the Issuer or the ability of the Issuer or such Restricted Subsidiary to realize such value, or to make any distributions relating to such property or assets, in each case, in any material respect.

Nothing contained in this Section 4.8 shall prevent Parent or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.12 or (ii) restricting the sale or other disposition of property or assets of Parent or any of its Restricted Subsidiaries that secure Debt of Parent or any of its Restricted Subsidiaries Incurred in accordance with this Indenture.

For purposes of determining compliance with this Section 4.8, (1) the priority of any Preferred Interests in receiving dividends prior to distributions being paid on Common Interests shall not be deemed a restriction on the ability to make distributions on Capital Interests and (2) the subordination of loans or advances made to Parent or a Restricted Subsidiary of Parent to other Debt Incurred by Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.9 Limitation on Incurrence of Debt.

Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that Parent and any of its Restricted Subsidiaries may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, is at least 2.00:1.00; provided, further, that the aggregate principal amount of Debt Incurred by Restricted Subsidiaries that are not the Issuer or Guarantors pursuant to this paragraph shall not exceed $50.0 million.

If, during the Four Quarter Period or subsequent thereto and prior to the date of determination, Parent or any of its Restricted Subsidiaries shall have engaged in any asset sale or asset acquisition, Restricted Payments, investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such asset sale or asset acquisition, Restricted Payments, investments, mergers, consolidations, discontinued operations or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or Asset Acquisition or designation had occurred on the first day of the Four Quarter Period.

If the Debt that is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to the Incurrence of such Acquired Debt or such other Debt by Parent or any of its Restricted Subsidiaries and the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of

the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

Notwithstanding the first paragraph above, Parent and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this Section 4.9, (x) Debt Incurred under the Credit Agreement on the Issue Date shall initially be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” and may not later be re-classified and (y) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included.  For purposes of determining compliance with this Section 4.9, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and under the first paragraph of this Section 4.9, Parent, in its sole discretion, shall divide and classify, and from time to time may divide and reclassify, all or any portion of such item of Debt.

The accrual of interest, the accretion or amortization of accreted value or original issue discount and the payment of interest on Debt in the form of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this Section 4.9.

The Issuer and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

SECTION 4.10 Limitation on Asset Sales.

Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)

Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of;

(2)

in the case of any single transaction that involves assets or Capital Interests having a fair market value of more than $25.0 million, at least 75% of the consideration received in the Asset Sale by Parent or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents.  For purposes of this provision, each of the following will be deemed to be cash:

(a)

any liabilities, as shown on the most recent consolidated balance sheet of Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases Parent or such Restricted Subsidiary from further liability;

(b)

any securities, notes or other obligations or assets received by Parent or any such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Eligible Cash Equivalents within 180 days of their receipt (to the extent of the cash received in that conversion); and

(c)

any Designated Non-cash Consideration received by Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.25 % of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(3)

if such Asset Sale involves the disposition of Collateral, Parent or such Restricted Subsidiary has complied with the provisions of this Indenture and the Security Documents, including those described under Article X; and

(4)

to the extent that any consideration received by Parent (or such Restricted Subsidiary, as the case may be) in such Asset Sale constitutes property or other assets that are of a type or class that constitutes Collateral, such property shall be made subject to the Lien of this Indenture and the applicable Security Documents, other than to the extent such property constitutes Excluded Assets.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, Parent (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1)

to the extent such Net Cash Proceeds constitute proceeds from the sale of ABL Collateral, to permanently repay Debt under the Credit Agreement and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto;

(2)

in the case of an Asset Sale by a Restricted Subsidiary that is not the Issuer or a Guarantor, to repay, prepay, defease, redeem, purchase or otherwise retire (and to permanently reduce commitments with respect thereto in the case of revolving borrowings) Debt of such Restricted Subsidiary or any other Restricted Subsidiary that is not the Issuer or a Guarantor;

(3)

to permanently reduce obligations under the Notes (including Additional Notes) (including through open market purchases) or any other Debt of Parent (other than any Redeemable Capital Interests or subordinated Debt) or Debt of a Restricted Subsidiary (other than any Redeemable Capital Interests or guarantor subordinated Debt) (in each case other than Debt owed to Parent or an Affiliate of Parent); provided that to the extent a reduction of other Debt occurs, Parent shall equally and ratably reduce obligations under the Notes pursuant to Section 3.7 through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Offer to Purchase) to all holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(4)

to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of Parent or additional Capital Interests of an existing non-wholly-owned Restricted Subsidiary;

(5)

to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture;

(6)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or
(7)	any combination of the foregoing:

provided that pending the final application of any such Net Cash Proceeds in accordance with clauses (1) through (7) above, Parent and its Restricted Subsidiaries may temporarily reduce Debt or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture; provided further that a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as Parent or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 360 days of such commitment (an “Acceptable Commitment”), it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then all such Net Cash Proceeds not so applied shall constitute Excess Proceeds.

Notwithstanding the foregoing, to the extent a distribution of any or all of the Net Cash Proceeds of any Asset Sales by a Foreign Subsidiary to the Issuer or another Restricted Subsidiary (i) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated to the United States or (ii) would have a material adverse tax consequence, as reasonably determined by the Issuer, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this covenant; provided that if at any time within one year following the date on which such affected Net Cash Proceeds would otherwise have been required to be applied pursuant to this Section 4.10, distribution of any of such affected Net Cash Proceeds is no longer prohibited or delayed by applicable local law, restricted by any applicable organizational document or agreement, subject to other organizational or administrative impediment from being repatriated to the United States, and would not result in a material adverse tax consequences, then an amount equal to such amount of Net Cash Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated, whether or not they are repatriated) in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require the Issuer or any Foreign Subsidiary to repatriate cash or to apply any Net Cash Proceeds described in clause (i) above in compliance with this Section 4.10 in the event that such repatriation is not permitted under applicable local law, applicable organizational documents or agreements or other impediment within one year following the date on which the respective payment would otherwise have been required.

Subject to the next two succeeding paragraphs, any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this Section 4.10 will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $50.0 million, within 30 days thereof, Parent will make an Offer to Purchase to all Holders of Notes (including any Permitted Additional Note Obligations), and to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to assets sales, equal to the Excess Proceeds.  The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Offer to Purchase, Parent may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes (including any Permitted Additional Note Obligations) and other pari passu debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes (including any Permitted Additional Note Obligations) to be purchased on a pro rata basis among each series.  Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

With respect to any Net Cash Proceeds of an Asset Sale that constitutes a sale of Collateral, Parent (or the Restricted Subsidiary that owned the assets, as the case may be) may apply those Net Cash Proceeds to purchase other long-term assets that constitute Collateral and become subject to the first-priority Lien of this Indenture and the Security Documents (subject to no other Liens other than Permitted Collateral Liens, and, in addition, with respect to Mortgaged Property, Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement)) or otherwise use such proceeds as provided in the third preceding paragraph.  Pending the final application of any such Net Cash Proceeds, Parent may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture.  Any Net Cash Proceeds received from a sale of Collateral shall constitute Collateral under the Security Documents and this Indenture.  Any Net Cash Proceeds received from a sale of Notes Collateral shall constitute Collateral under the Security Documents and this Indenture except to the extent such Net Cash Proceeds constitute Excluded Assets.

Parent will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, Parent will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.11 Limitation on Transactions with Affiliates.

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(i)such Affiliate Transaction is on terms that are not materially less favorable to Parent or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by Parent or such Restricted Subsidiary with an unaffiliated party; and

(ii)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, Parent delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of Parent approving such Affiliate Transaction.

The foregoing limitation does not limit, and shall not apply to:

(1)Restricted Payments that are permitted by the provisions of this Indenture pursuant to Section 4.7 and Permitted Investments permitted under this Indenture;

(2)the payment of reasonable and customary fees and indemnities to members of the Board of Directors of Parent or a Restricted Subsidiary who are outside directors;

(3)any reasonable or customary employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, Parent or any of its Restricted Subsidiaries and payments pursuant thereto;

(4)transactions between or among Parent and/or its Restricted Subsidiaries;

(5)the sale or issuance of Capital Interests (other than Redeemable Capital Interests) of Parent;

(6)any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous in any material respect (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer) to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(7)transactions approved by the majority of Disinterested Directors in which Parent delivers to the Trustee a written opinion from an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view, to Parent or any relevant Restricted Subsidiaries;

(8)the existence of, or the performance by Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or investors rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by Parent or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the Notes in any material respect as determined in good faith by the Board of Directors of Parent;

(9)the Refinancing Transactions and the payment of all fees and expenses in connection therewith;

(10)any contribution of capital to Parent and transactions with an Affiliate where the only consideration paid is Capital Interests of the Parent;

(11)transactions permitted by, and complying with, Section 5.1;

(12)transactions with any joint venture;

(13)transactions with Affiliates solely in their capacity as holders of Debt or Capital Interests of Parent or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(14)the entering into of any tax sharing, allocation or similar agreement and any payments by Parent (or any other direct or indirect parent of Parent) or any of the

Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement; provided that the amount of such payments for any taxable year shall not exceed the amount permitted under clause (xi)(a) of the second paragraph of Section 4.7;

(15)transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are no less favorable to Parent or such Restricted Subsidiary, as the case may be, as determined in good faith by Parent, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Parent, and pledges of the Capital Interests of Unrestricted Subsidiaries;

(16)transactions effected as part of a Qualified Receivables Transaction;

(17)any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into Parent or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(18)transactions between Parent and/or any of its Restricted Subsidiaries and any Person or director of which is also a director of Parent or any direct or indirect parent of its company so long as such director abstains from voting as a director of Parent as such direct or indirect parent, as the case may be, on any matter involving such other Person; and

(19)transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person.

SECTION 4.12 Limitation on Liens.

(a)Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Lien of any kind, on or with respect to the Collateral other than Permitted Collateral Liens, and, in addition, with respect to Mortgaged Property, other than Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement).

(b)Subject to Section 4.12(a), Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired by Parent or any of its Restricted Subsidiaries or any interest therein or any income or profits therefrom except the Collateral without securing the Notes and all other amounts due under this Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

(c)Any Lien created for the benefit of the Holders pursuant to clause (b) above shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

(d)For purposes of determining compliance with this covenant, (A) a Lien securing an item of Debt need not be permitted solely by reference to one category of Permitted Collateral Liens and/or Permitted Liens and/or Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement) described in definition of “Permitted Collateral Liens” or “Permitted Liens,” as applicable, or pursuant to clause (a) above but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Debt or Preferred Interests (or any portion thereof) meets the criteria of one or more of the categories of Permitted Collateral Liens and/or Permitted Liens described in the definition of “Permitted Collateral Liens” or “Permitted Liens” or “Permitted Encumbrances,” as applicable, or pursuant to clause (a) above, Parent shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing each item of Debt (or any portion thereof) in any manner that complies with this Section 4.12 and will only be required to include the amount and type of such Lien or such item of Debt secured by such Lien in one of the clauses of the definition of “Permitted Collateral Liens” or “Permitted Liens” or “Permitted Encumbrances,” as applicable, and such Lien securing such item of Debt will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to Section 4.12(a).

(e)With respect of any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt.  The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt that is not deemed to be an Incurrence of Debt or reserve of capital stock for purposes of Section 4.9.

SECTION 4.13 [Reserved].

SECTION 4.14 Offer to Purchase upon Change of Control.

Upon the occurrence of a Change of Control, the Issuer will make an Offer to Purchase (the “Change of Control Offer”) all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date (the “Change of Control Payment”).  For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) prior to or within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Issuer commences an Offer to Purchase all outstanding Notes at the Purchase Price (provided that the running of such 30-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court’s or governmental authority’s review of or ruling on any materials being employed by the Issuer to effect such Offer to Purchase, so long as the Issuer has used and continues to use its commercially reasonable efforts to make and conclude such Offer to Purchase promptly) and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase. If such notice is delivered prior to the occurrence of a Change of Control, such notice shall state that the Offer to Purchase is conditioned upon the occurrence of such Change of Control and shall describe such condition, and, if applicable, shall state that, in the Issuer’s sole discretion, the payment date may be delayed until such time (including more than 90 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the payment date, or by the payment date as so delayed. The Issuer shall comply with the requirements of any applicable securities laws and any regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

On the Purchase Date, the Issuer shall, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.  The Paying Agent will promptly mail (or wire transfer) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof.  The Issuer will announce the results of the Change of Control Offer to all Holders on or as soon as practicable after the Purchase Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable.  Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer contemporaneously with or upon a Change of Control  in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.7.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

SECTION 4.15 Corporate Existence.

Subject to Section 4.14 and Article V, as the case may be, Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Subsidiary and the rights (charter and statutory), licenses and franchises of Parent and its Subsidiaries; provided that Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16 [Reserved].

SECTION 4.17 Business Activities.

Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

SECTION 4.18 [Reserved].

SECTION 4.19 Impairment of Security Interests.

The Issuer and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, (i) take or omit to take any action with respect to the Collateral that could reasonably be expected to have the result of adversely affecting or impairing, in any material respect the security interest in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and for the benefit of the Holders of the Notes or (ii) grant to any Person (other than the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and the holders of any other Additional Secured Obligations) any interest whatsoever in the Collateral, in each case except as provided for in this Indenture or the Security Documents.

SECTION 4.20 Additional Note Guarantees.

After the Issue Date, Parent will cause each of its Domestic Restricted Subsidiaries that borrows under or guarantees the Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under this Indenture.

The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantee shall be released in accordance with the provisions of Sections 12.6 and 12.7.

The Obligations of any Person that is or becomes a Guarantor after the Issue Date shall be secured equally and ratably by a second-priority Security Interest in the ABL Collateral and a first-priority Security Interest in the Notes Collateral (in each case, subject to Permitted Liens), in each case granted to the Collateral Agent for the benefit of the Trustee, the Holders of the Notes (including any Permitted Additional Note Obligations) and any holders of any Additional Secured Obligations.  Such Guarantor shall enter into a joinder agreement to the Security Agreement and enter into the other applicable Security Documents and take all actions necessary or advisable in the opinion of the Collateral Agent to cause the Notes Liens created by the Security Agreement and such other Security Documents to be duly perfected to the extent required by the Security Agreement and such other Security Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be necessary or reasonably requested by the Issuer or the Collateral Agent.

SECTION 4.21 Limitation on Creation of Unrestricted Subsidiaries.

Parent may designate any Subsidiary of Parent (other than the Issuer) to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

Parent may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of Parent, provided that either:

(x)	the Subsidiary to be so designated has total assets of $1,000 or less; or
(y)	immediately after giving effect to such designation, Parent could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the second paragraph under Section 4.9;

provided further that Parent could make a Restricted Payment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.7 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred pursuant to Section 4.9 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12.

SECTION 4.22 Suspension of Covenants.

(a)If on any date following the Issue Date:  (1) the Notes have an Investment Grade Rating; and (2) no Default or Event of Default shall have occurred and be continuing, then beginning on that day and continuing at all times thereafter and subject to Section 4.22(c), the covenants specifically listed under Sections 4.7, 4.8, 4.9, 4.10, 4.11, 4.20, 4.21 and clause (iii) of Section 5.1 (collectively, the “Suspended Covenants”) will be suspended.

(b)During any period that the foregoing covenants have been suspended, Parent's Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.21 unless Parent's Board of Directors would have been able, under the terms of Section 4.21, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, the failure to  comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto) will not give rise to a Default or Event of Default under this Indenture.

(c)Notwithstanding the foregoing, if the Notes no longer have an Investment Grade Rating from two of the Ratings Agencies, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Debt incurred (including Acquired Debt) or issued during the Suspension Period will be deemed to have been incurred or issued in  reliance on the exception provided by clause (iv) of the definition of “Permitted Debt.” Calculations under the reinstated Section 4.7 will be made as if Section 4.7 had been in effect prior to but not during the period that Section 4.7 was suspended as set forth above. For purposes of determining compliance with Section 4.10, the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date. In addition, for purposes of Section 4.11, all agreements and arrangements entered into by  Parent and any Restricted

Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such  Reversion Date will be deemed to have been entered pursuant to clause (6) of the second paragraph of Section 4.11 and for purposes of Section 4.8, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to clause (a) of the second paragraph of Section 4.8.

(d)In addition, without causing a Default or Event of Default, Parent and its Restricted Subsidiaries are permitted to honor any contractual commitments to take actions following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants. The Issuer shall provide written notice to the Trustee indicating the occurrence of any Suspension Period or Reversion Date. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of any Suspension Period or Reversion Date.  The Trustee may provide a copy of such notice to any Holder upon request.

SECTION 4.23 Further Assurances.

Except as otherwise provided under Section 10.1, Parent shall, and shall cause each of its existing and future Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

(1)	carry out more effectively this Indenture and the purposes of the Security Documents;
(2)	create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and
(3)	ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee under any other instrument executed in connection therewith.

Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under this Indenture or any of the Security Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, Parent shall, and shall cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from Parent or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.  Parent and its Restricted Subsidiaries shall not be required to deliver an annual opinion under Section 314 of the TIA.

SECTION 4.24 Maintenance of Properties; Insurance; Books and Records.

(a)Subject to, and in compliance with, the provisions of Article X and the provisions of the applicable Security Documents, Parent shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that Parent shall not be obligated to make such repairs, renewals, replacements, betterments and improvements that would not result in a material adverse effect on the ability of Parent and the Guarantors to satisfy their obligations under the Notes, the Guarantees, this Indenture and the Security Documents.

(b)Parent shall use commercially reasonable efforts to maintain, and shall cause the Guarantors to use commercially reasonable efforts to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses or similar size in the locations which such business is conducted; provided that, with respect to Collateral, Parent will, and will cause the Restricted Subsidiaries to, maintain liability and property insurance policies and coverage with reasonable policy limits and deductibles as may be necessary to adequately protect the Collateral Agent’s interests in the Collateral:

(c)Each insurance policy described in Section 4.24(b) shall provide that:

(1)

it may not be cancelled or otherwise terminated without at least thirty (30) days’ prior written notice to the Collateral Agent, in each case, solely to the extent that the applicable carriers are willing to agree to such notice;

(2)

the Collateral Agent is permitted to pay any (but shall have no obligation to do so) premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due;

(3)

all losses thereunder shall be payable notwithstanding any act or negligence of the applicable Pledgor or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments;

(4)

with respect to the insurance policies described in Section 4.24(b), all losses payable thereunder shall be payable to the Collateral Agent, as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount, at least sufficient to prevent coinsurance liability; and

(5) with respect to the insurance policies described in Section 4.24(b), Parent and its Restricted Subsidiaries shall use commercially reasonable efforts to ensure that the Collateral Agent shall be named as an additional insured on all liability policies and as loss payee on property policies.

(d) [Reserved].

(e)The Pledgors shall not purchase separate insurance policies concurrent in form or contributing in the event of loss with the insurance policies required to be maintained under this Section 4.24 unless the Collateral Agent is included thereon as an additional insured and, if applicable, with loss payable to the Collateral Agent under an endorsement containing the provisions described in Section 4.24(b). The Pledgors shall immediately notify the Trustee and Collateral Agent whenever any such separate insurance policy is obtained.

(f)The Pledgors may maintain coverages required by Section 4.24 under blanket policies covering the Collateral and other locations owned or operated by the Pledgors or an Affiliate of the Pledgors if the terms of such blanket policies otherwise comply with the provisions of Section 4.24(b) and contain specific coverage allocations in respect of the premises complying with the provisions of Section 4.24(b).

(g)[Reserved].

(h)All insurance under this Section will be issued by carriers having an A.M. Best & Company, Inc. rating of A or such other rating as shall be reasonably acceptable to the Trustee, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by Parent after consultation within a reputable insurance broker.

(i)Parent shall, and shall cause each Guarantor to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions of Parent and each of the Guarantors, in accordance with GAAP.

SECTION 4.25 Post-Closing Covenant.

From and after the Issue Date, Parent shall use commercially reasonable efforts to (and in connection with such commercially reasonable efforts, as soon as reasonably practicable and with respect to clause (a), within 60 days from the Issue Date):

(a)obtain policies or certificates of insurance covering the property and assets of Parent, which policies or certificates shall reflect the Collateral Agent for its benefit and the benefit of the Trustee and the holders of the Notes, as additional insured, loss payee and mortgagee, as applicable and appropriate, in each case in form and substance reasonably satisfactory to the Initial Purchasers; and

(b)cause the UCC financing statement number 007-2018-031372 filed on July 11, 2018 to be amended or terminated in a manner reasonably satisfactory to the Initial Purchasers.

ARTICLE V

SUCCESSORS

SECTION 5.1 Consolidation, Merger, Conveyance, Transfer or Lease.

Parent will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into Parent in which Parent is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), consummate a Division as the Dividing Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of Parent and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i)either:  (a) Parent shall be the continuing Person or (b) the Person (if other than Parent) formed by such consolidation or Division or into which Parent is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of Parent (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of Parent under this Indenture and (3) shall expressly assume the due and punctual performance of the covenants and obligations of Parent and the Guarantors under the Security Documents; provided that at any time Parent or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii)immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Event of Default shall have occurred and be continuing or would result therefrom;

(iii)immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, Parent (or the Surviving Entity if Parent is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of Section 4.9 or the Consolidated Fixed Charge Coverage Ratio would be equal to or greater than such ratio immediately prior to such transaction;

(iv)Parent delivers, or causes to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, Division, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture;

(v)the Surviving Entity causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(vi)the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Collateral Liens, and with respect to Mortgaged Property, other than Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement); and

(vii)the property and assets of the Person that is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types that would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture.

This Section 5.1 will not apply to any sale, assignment, transfer, conveyance, lease, Division or other disposition of assets between or among Parent and any Guarantor. The preceding clauses (ii) and (iii) of the first paragraph of this Section 5.1 will not apply to:

(a) any merger, consolidation or amalgamation of any Restricted Subsidiary with or into Parent;

(b) any consolidation, amalgamation or merger of Parent into, or sale, assignment, transfer, lease, conveyance or other disposition of all or part of the properties and assets of Parent to, any Guarantor;

(c) a merger, consolidation or amalgamation of Parent with or into an Affiliate for the purpose of reincorporating Parent in another jurisdiction so long as the amount of Debt of Parent and its Restricted Subsidiaries is not increased thereby; or

(d) the conversion of Parent or a Restricted Subsidiary into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia.

In addition, Parent or any Restricted Subsidiary may change its name.

For all purposes of this Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of Parent and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Parent, under this Indenture with the same effect as if such Surviving Entity had been named as Parent therein; and when a Surviving Entity duly assumes all of the obligations and covenants of Parent pursuant to this Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

SECTION 5.2 Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Parent in accordance with Section 5.1, the successor corporation formed by such consolidation or into or with which Parent (and, if necessary, any co-issuer) is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to “Parent” shall refer instead to the successor corporation and not to Parent), and shall exercise every right and power of, Parent under this Indenture with the same effect as if such successor Person had been named as Parent herein; provided, however, that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default.

Each of the following constitutes an “Event of Default”:

(1)	default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)	default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;
(3)	failure to perform or comply with Section 5.1;
(4)

except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Issuer not to be, in full force and effect and enforceable in accordance with its terms;

(5)

default in the performance, or breach, of any covenant or agreement of the Issuer or any Guarantor in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) (3) or (4) above), and continuance of such default or breach for a period of 60 days (or 120 days with respect to a default under Section 4.3) after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by Parent, the Issuer or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $100.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $100.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7)

the entry against Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of a final, non-appealable judgment or final judgments for the payment of money in an aggregate amount in excess of $100.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisﬁed for a period of 60 consecutive days, after the applicable judgment becomes final and non-appealable;

(8)

(i)Parent, the Issuer, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)commences a voluntary case,

(b)consents to the entry of an order for relief against it in an involuntary case,

(c)consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d)makes a general assignment for the benefit of its creditors, or

(e)generally is not paying its debts as they become due;

(ii)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)is for relief against Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)appoints a Custodian of Parent or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent or any of its Restricted Subsidiaries; or

(c)orders the liquidation of Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)

unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by Parent or any Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, the repudiation or disaffirmation by Parent or any Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against Parent or any Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after Parent receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 66⅔% of the outstanding principal amount of the Note Obligations and demanding that such default be remedied.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

SECTION 6.2 Acceleration.

If an Event of Default (other than an Event of Default specified in clause (8) of Section 6.1 with respect to Parent or the Issuer) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 30% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to Parent (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) of Section 6.1 shall be remedied or cured by Parent or a Restricted Subsidiary of Parent or waived by the holders of the relevant Debt within 30 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) of Section 6.1 occurs with respect to Parent or the Issuer, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.  The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 30% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee and provided indemnity reasonably satisfactory to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.  Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

SECTION 6.3 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may (i) pursue any available remedy to collect the payment of principal, premium, if any, interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture and (ii) instruct the Collateral Agent to exercise any available remedies under the Security Documents.

If a Default is deemed to occur solely as a consequence of the evidence of another Default (the “Initial Default”), then at the time such Initial Default is cured, the Default that resulted solely becomes of that Initial Default will also be cured without any further action.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Pursuant to Section 4.4, Parent is required to deliver to the Trustee annually a statement regarding compliance with this Indenture, and Parent is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

SECTION 6.4 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration), which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5 Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the

Trustee and Collateral Agent or exercising any trust power conferred on it.  However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.  In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.  Notwithstanding any provision to the contrary in this Indenture, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense which are incurred by it in compliance with such request or direction.

SECTION 6.6 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture, or the Notes or the Security Documents only if:

(a)the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from Parent;

(b)the Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(e)during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearance are unduly prejudicial to such Holders).

SECTION 6.7 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

Subject to the terms of the Security Documents, ABL Intercreditor Agreement and the Pari Passu Lien Intercreditor Agreement, if any, with respect to any proceeds of Collateral, any money collected by the Trustee or the Collateral Agent pursuant to this Article VI and any money or other property distributable in respect of the Issuer’s or the Guarantors’ obligations under this Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee or the Collateral Agent and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First:  to the Trustee and the Collateral Agent (including any predecessor Trustee or Collateral Agent), its agents and attorneys for amounts due under Section 7.7, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively;

Third:  without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth:  to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

SECTION 6.12 Appointment and Authorization of Wells Fargo Bank, National Association as Collateral Agent.

(a)Wells Fargo Bank, National Association is hereby designated and appointed as the Collateral Agent of the Holders under the Security Documents, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers and use such discretion as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof together with such other powers and discretion as are reasonably incidental hereto and thereto.

(b)Notwithstanding any provision to the contrary elsewhere in this Indenture or the Security Documents, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Security Document or otherwise exist against the Collateral Agent.

(c)The Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

ARTICLE VII

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Security Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)Except during the continuance of an Event of Default:

(i)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Security Documents and the Trustee need perform only those duties that are specifically set forth in this Indenture or the Security Documents and no others, and no implied covenants or obligations shall be read into this Indenture or the Security Documents against the Trustee; and

(ii)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture or the Security Documents.  However, the Trustee shall be under a duty to examine the certificates and opinions specifically required to be furnished to it to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein).

(c)The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.1;

(ii)the Trustee shall not be liable for any error of judgment made in good faith by an officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 or otherwise in accordance with the direction of the Holders of a majority in principal amount of outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(d)Whether or not therein expressly so provided, every provision of this Indenture or any provision of any Security Document that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e), (f) and (g) of this Section 7.1.

(e)No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes of such series.

(g)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(h)The Trustee shall not be responsible for perfecting or maintaining the perfection or priority of any security interest or for filing, refiling, recording, re-recording or continuing any document, financing statements, notice or instrument in any public office at any time or times and shall not be responsible for seeing to the provision of insurance on, or the payment of taxes with respect to, any property subject to the Security Documents.

SECTION 7.2 Rights of Trustee.

(a)The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in any such document.

(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.

(c)The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.  Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Officer’s Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.  Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate.

(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or Guarantor.

(f)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security and indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer or any Guarantor, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder or under any Security Document (including, without limitation, the Collateral Agent).

(i)The Trustee may request that Parent deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.3 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest as defined in Section 310(b) of the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.10.

SECTION 7.4 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, or the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession) for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Note Lien, and it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer’s or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital in any document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

SECTION 7.5 Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send electronically or mail to Holders a notice of the Default within 90 days after it occurs.  Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6 [Reserved].

SECTION 7.7 Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as the parties will agree from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence or willful misconduct.  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of one such counsel.  The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge or termination for any reason of this Indenture or the resignation or removal of the Trustee.

To secure the Issuer’s and the Guarantors’ obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee.  Such Lien shall survive the satisfaction and discharge or termination for any reason of this Indenture and the resignation or removal of the Trustee.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for the purposes of this Section 7.7 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder or under any Security Document; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.8 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuer in writing.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(a)the Trustee fails to comply with Section 7.10;

(b)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)a Custodian or public officer takes charge of the Trustee or its property; or

(d)the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of all outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Promptly after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.7, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  A successor Trustee shall deliver notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in aggregate principal amount of all outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9 Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable.

SECTION 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities.  The Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

SECTION 7.11 [Reserved].

SECTION 7.12 Trustee’s Application for Instructions from the Issuer.

Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than twenty Business Days after the date any officer of the Issuer actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13 Limitation of Liability.

In no event shall the Trustee, in its capacity as such or as Collateral Agent, Paying Agent or Registrar or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.  The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.  The provisions of this Section shall survive satisfaction and discharge or the termination for any reason of this Indenture and the resignation or removal of the Trustee.

SECTION 7.14 Collateral Agent.

The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent as if the Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

SECTION 7.15 Co-Trustees; Separate Trustee; Collateral Agent.

At any time or times, the Issuer, the Collateral Agent and the Trustee shall have power to appoint, and, upon the written request of (i) the Trustee or the Collateral Agent or (ii) the holders of at least 30% of the outstanding principal amount at maturity of the Notes, the Issuer shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, or to act as separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.15.  If the Issuer does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an

Event of Default has occurred and is continuing, the Trustee or the Collateral Agent alone shall have power to make such appointment.

Should any written instrument from the Issuer be requested by any co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request of such co-trustee or separate trustee or separate collateral agent, be executed, acknowledged and delivered by the Issuer.

Any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent shall agree in writing to be and shall be subject to the provisions of the applicable Security Documents as if it were the Trustee thereunder (and the Trustee shall continue to be so subject).

Every co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(a)The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(b)The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee jointly, or by the Trustee and such co-collateral agent, sub-collateral agent or separate collateral agent jointly as shall be provided in the instrument appointing such co-trustee, separate trustee or separate collateral agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent.

(c)The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent appointed under this Section 7.15, and, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent without the concurrence of the Issuer.  Upon the written request of the Trustee, the Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal.  A successor to any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.15.

(d)No co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent hereunder shall be liable by reason of any act or omission of the Trustee, or any other such trustee, co-trustee, separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent hereunder.

(e)The Trustee shall not be liable by reason of any act or omission of any co-trustee, separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent.

(f)Any act of holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent, as the case may be.

SECTION 7.16 Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee or any authenticating agent assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes.  The Trustee or any authenticating agent shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

ARTICLE VIII

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1 Option to Effect Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.2 or 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2 Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “defeasance”).  For this purpose, defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(l); (b) the Issuer’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10 and 4.2; (c) the rights, powers, trusts, benefits and immunities of the Trustee, including without limitation thereunder, under Section 7.7, 8.5 and 8.7 and the Issuer’s obligations in connection therewith; (d) the Issuer’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII.  Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

The Issuer and the Guarantors may terminate the obligations under this Indenture when:

(1)either:  (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2)the Issuer has paid or caused to be paid all other sums then due and payable under this Indenture by the Issuer;

(3)the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(4)the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under this Indenture relating to the Discharge have been complied with.

The Issuer may elect, at its option, to have its obligations discharged with respect to the outstanding Notes.  Such defeasance means that the Issuer will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1)the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2)the Issuer’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)the rights, powers, trusts, duties and immunities of the Trustee,

(4)the Issuer’s right of optional redemption, and

(5)the defeasance provisions of this Indenture.

SECTION 8.3 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4, be released from its obligations under the covenants contained in Sections 4.3, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.14, 4.15, 4.17, 4.19, 4.20, 4.21, 4.23 and 5.1 with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, covenant defeasance means that, with respect to the outstanding Notes, Parent or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Sections 6.1(3) and (5) shall not constitute Events of Default.

SECTION 8.4 Conditions to Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or 8.3 to the outstanding Notes:

In order to exercise either defeasance or covenant defeasance:

(1)the Issuer must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes:  (A) money in an amount, or (B) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(2)in the case of defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3)in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4)no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5)such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer is a party or by which the Issuer is bound; and

(6)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

In the event of a defeasance or a Discharge, a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt.  In connection with a Discharge, in the event the Issuer becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Issuer, disbursement of such monies may be subject to the automatic stay of the Bankruptcy Code and monies disbursed to Holders may be subject to disgorgement in favor of the Issuer’s estate.  Similar results may apply upon the insolvency of the Issuer during the applicable preference period following the deposit of monies in connection with defeasance.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.5 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6, all money and non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Parent or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any money or non-callable U.S. government obligations held by it as provided in Section 8.4, which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

SECTION 8.6 Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

SECTION 8.7 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. government obligations in accordance with Section 8.2 or 8.3, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment `from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1 Without Consent of Holders of the Notes.

Notwithstanding Section 9.2 of this Indenture, without the consent of any Holders, the Issuer (on behalf of itself and the Guarantors) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to this Indenture, the Notes, the Guarantees and the Security Documents for any of the following purposes:

(1)to evidence the succession of another Person to the Issuer or Parent and the assumption by any such successor of the covenants of Parent or the Issuer in this Indenture, the Guarantees, the Security Documents and the Notes;

(2)to add to the covenants of the Issuer or Parent for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer or Parent;

(3)to add additional Events of Default;

(4)to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5)to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee or Collateral Agent;

(6)to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(7)to add to the Collateral securing the Notes, to add a Guarantor or to release a Guarantor in accordance with this Indenture;

(8)to cure any ambiguity, defect, omission, mistake or inconsistency in this Indenture, the Notes, the Guarantees or the Security Documents;

(9)to make any other provisions with respect to matters or questions arising under this Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of Parent;

(10)to conform the text of this Indenture, the Notes, the Guarantees or the Security Documents to any provision of the “Description of Notes” in the Offering Memorandum to the extent that the Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations under this Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(12) to provide for the release of Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents, the ABL Intercreditor Agreement, the Pari Passu Lien Intercreditor Agreement or this Indenture;

(13) to secure any Additional Secured Obligations under the Security Documents and to appropriately include the same in the ABL Intercreditor Agreement and the Pari Passu Lien Intercreditor Agreement;

(14) to comply with the rules of any applicable securities depositary;

(15) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes, including, without limitations, to facilitate the issuance and administration of the Notes; provided, however, that compliance with this

Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law;

(16) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement that is not prohibited by this Indenture; or

(17) to make any change to the Notes or this Indenture that does not adversely affect the rights of the holders in any material respect as determined by the Issuer as set forth in an Officer’s Certificate.

Without the consent of any Holders, the Trustee shall, at the request of the Issuer, enter into the Pari Passu Lien Intercreditor Agreement.

SECTION 9.2 With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuer (on behalf of itself and the Guarantors) and the Trustee may enter into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or of modifying in any manner the rights of the Holders under this Indenture, including the definitions herein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2)reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture,

(3)subordinate, in right of payment, the Notes to any other Debt of Parent,

(4)modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(5)release any Guarantee of a Significant Subsidiary required to be maintained under this Indenture (other than in accordance with the terms of this Indenture).

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or otherwise modify the ABL Intercreditor Agreement or Pari Passu Lien Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes will require the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under this Indenture and its consequences, except a default:

(1)

in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

(2)	in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Notwithstanding the foregoing, no amendment to, deletion or waiver of any of, the covenants set forth in this Indenture or any action taken by the Issuer or any Restricted Subsidiary not prohibited by this Indenture (in each case other than with respect to actions described in this Section 9.2 that require the consent of each Holder of an outstanding Note affected) shall be deemed to impair or affect any rights of any Holder to receive such payment.

SECTION 9.3 [Reserved].

SECTION 9.4 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.  If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 or (ii) such other date as the Issuer shall designate.

SECTION 9.5 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

After any amendment, supplement or waiver becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment, supplement or waiver.  The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6 Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it.  In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.1) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith, and that it will be valid and binding upon the Issuer in accordance with its terms.

ARTICLE X

SECURITY

SECTION 10.1 Security Documents; Additional Collateral.

(a)Security Documents.  In order to secure the due and punctual payment of the Note Obligations and any Additional Secured Obligations, in the case of the Issuer, and the Guarantees in Article XII, in the case of the Guarantors, when and as the same shall be due and payable, the Issuer, the Guarantors, the Collateral Agent and the other parties thereto have simultaneously with the execution of this Indenture entered or, in accordance with the provisions of Section 4.20, Section 4.23, this Article X and applicable provisions of the Security Documents, will enter into the Security Agreement, the Mortgages or other grants or transfers of security to create the Security Interests securing such Note Obligations and Additional Secured Obligations and for other matters.  Parent shall, and shall cause each Restricted Subsidiary to, and each Restricted Subsidiary shall, file all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and execute, acknowledge and deliver to the Collateral Agent such assignments, transfers, assurances or other instruments and do all other actions as are necessary or required, at or prior to the times required hereby or by the Security Documents, to maintain (at the sole cost and expense of Parent and its Restricted Subsidiaries) the Security Interests created by the Security Documents in the Collateral (other than with respect to any Collateral the Security Interest in which is not required to be perfected under the Security Documents) as perfected first priority Security Interests subject only to Permitted Collateral Liens, and with respect to Mortgaged Property, subject only to Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement).

(b)Additional Collateral.  As soon as practicable after (x) the acquisition by the Issuer or any Guarantor of (A) any asset or property of the type which constitutes personal property with a fair market value (as determined in good faith by such Issuer or Guarantor and set forth in an Officer’s Certificate delivered to the Trustee) in excess of $5,000,000 individually or $10,000,000 in the aggregate or (B) Real Property located in the United States having a book value or estimated fair market value in excess of $5,000,000 (as determined in good faith by the Board of Directors of the Issuer or such Guarantor and set forth in an Officer’s Certificate delivered to the Trustee) and to the extent not an Excluded Asset and (y) the designation of an Unrestricted Subsidiary as a Restricted Subsidiary:

(i)the Issuer or applicable Guarantor, as the case may be, and the Collateral Agent shall enter into such amendments or supplements to the Security Documents or such additional Mortgages (in each case in registrable or recordable form) and other Security Documents, and, at or prior to the times required by this Indenture or the Security Documents, the Issuer shall cause such amendments, supplements, mortgages and other Security Documents to be filed and recorded in all such governmental offices as shall be necessary in order to grant and create a valid first priority Lien on and Security Interest in such after-acquired property in favor of the Collateral Agent (subject to no Liens except Permitted Collateral Liens and Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement)) and the Issuer shall complete all other actions necessary to perfect the Collateral Agent’s Security Interest in such property in accordance with the provisions hereof and the provisions of the applicable Security Documents;

(ii)in the case of additional Collateral which constitutes personal property that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, the Issuer or applicable Guarantor, as the case may be, shall also deliver to the Trustee and Collateral Agent the following:

(A)an Officer’s Certificate of the Issuer stating that any specific Liens on such personal property are Permitted Collateral Liens;

(B)evidence of payment or a closing statement indicating payments to be made of all filing fees, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee and Collateral Agent (and any local counsel) that may be incurred to validly and effectively subject such personal property to the Lien of any applicable Security Document to perfect such Liens; and

(C)UCC, judgment, bankruptcy, tax lien and intellectual property searches confirming that such personal property is subject to no Liens other than Permitted Collateral Liens;

(iii)in the case of additional Collateral which constitutes Real Property, the Issuer or applicable Guarantor, as the case may be, shall also deliver to the Trustee and the Collateral Agent the following:

(A)to the extent the value of such Real Property (as determined in good faith by the Issuer and set forth in an Officer’s Certificate delivered to the Trustee) (1) exceeds $10,000,000, a title insurance policy or an endorsement to an existing title insurance policy, or its equivalent, and in an amount at least equal to 100% of the purchase price of such Real Property to the extent permitted by the laws of the local jurisdiction and in compliance with the Title Company’s underwriting policies (or, if such property was not purchased or such purchase price cannot be determined by the Issuer, the fair market value thereof as reasonably determined in good faith by the Board of Directors and set forth in an Officer’s Certificate delivered to the Trustee), in favor of the Collateral Agent insuring that the Lien of the Security Documents or any additional Security Documents constitutes a valid and perfected first priority Security Interest, subject to no Liens except Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement) on such

Real Property and containing such endorsements and other assurances of the type described in Section 10.1(c)(ii)(A) and (2) is $10,000,000 or less, title, UCC fixture filing, judgment, bankruptcy and tax lien searches confirming that such Real Property is subject to no Liens other than Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement);

(B)Opinions of Counsel, addressed to the Trustee and the Collateral Agent for its benefit and the benefit of the Secured Parties, from (1) counsel to the Issuer and Guarantors, or other special counsel, as to the due authorization, execution and delivery of the Mortgages by the applicable Issuer or Guarantor and (2) to the extent the value of such Real Property (as determined in good faith by the Issuer and set forth in an Officer’s Certificate delivered to the Trustee) exceeds $10,000,000, local counsel in each jurisdiction where such Real Property is located, as to the enforceability of the Mortgages and such other matters as shall be reasonably requested by the Trustee, in each of the cases described in clauses (1) and (2) of this clause (B), substantially in the form of such opinions of counsel delivered pursuant to Section 10.1(c)(ii)(B);

(C)to the extent the value of such Real Property (as determined in good faith by the Issuer and set forth in an Officer’s Certificate delivered to the Trustee) exceeds $10,000,000, a survey with respect to such Real Property to the extent necessary to cause the Title Company to issue the title insurance policy required by Section 10.1(b)(iii)(A);

(D)policies or certificates of insurances covering the property and assets of the Issuer and the Guarantors, which policies or certificates shall be substantially in the form of the policies or certificates of insurance delivered on the Issue Date, or thereafter pursuant to Section 10.1(c)(i)(E), and reflect the Collateral Agent, for its benefit and the benefit of the Secured Parties, as additional insured and loss payee and mortgagee and shall otherwise bear endorsements of the character contained in the policies or certificates of insurance delivered on the Issue Date;

(E)evidence of payment by the Issuer of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and fixture filings encumbering such Real Property and issuance of the title insurance policy required by Section 10.1(b)(iii)(A);

(F)proper fixture filings under the UCC on Form UCC-1 for filing under the UCC in the appropriate county in which such Real Property is located, desirable to perfect the Security Interests purported to be created by the applicable Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties;

(G)with respect to such Real Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the title policies and endorsements required by Section 10.1(b)(iii)(A); and

(iv)the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that the documents that have been or are therewith delivered to the Trustee pursuant to this Section 10.1(b) (including any amendments, supplements, mortgages or other Security Documents referred to in paragraph (i) above) conform to the requirements of this Indenture.

(c)Post-Closing Collateral Matters.  Parent shall or shall cause each of its Restricted Subsidiaries to use commercially reasonable efforts to deliver to the Trustee and the Collateral Agent each of the following items within 180 days after the Issue Date (and in any event as soon as reasonably practicable thereafter); provided that to the extent it shall be necessary for Parent or any Restricted Subsidiary to initiate or defend one or more appropriate actions, suits or proceedings at law, equity or otherwise to clear or quiet title in order that valid and indefeasible title to any Real Property shall be vested of record in the Issuer or applicable Guarantor free and clear of all Liens other than Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement) (such action, suit or proceeding, a “Title Action”), such post-closing period shall be extended for so long as Parent or the appropriate Restricted Subsidiary shall, in good faith, promptly commence and diligently prosecute such Title Action;

(i)with respect to each Mortgaged Property,

(A)title, UCC fixture filing, judgment, bankruptcy and tax lien searches confirming that such Real Property is subject to no Liens other than Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement);

(B)a Mortgage duly authorized, executed and acknowledged by the Issuer or Guarantor that is the record owner of such Real Property (as revealed in the title search described in clause (A) above) encumbering such Real Property in favor of the Collateral Agent for the benefit of the Secured Parties, together with evidence that counterparts of such Mortgage (and any and all other affidavits, certificates or other instruments relating thereto required to record such mortgage) have been delivered to the Title Company for recording in all places necessary to effectively create a valid and enforceable first priority Security Interest on such Real Property in favor of the Collateral Agent for the benefit of the Secured Parties securing the Secured Obligations (as defined in the Security Agreement) subject to no Liens other than Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement); provided that to the extent any title search reveals (or it is otherwise revealed) that the owner of any such Real Property is a Person other than the Issuer or any Guarantor, Parent shall or shall cause each of its Restricted Subsidiaries to deliver to the Trustee and the Collateral Agent such deeds, certificates of merger and other instruments of transfer duly authorized, executed and acknowledged in form for filing in the appropriate jurisdiction, together with evidence that counterparts thereof (and any and all other affidavits, certificates or other instruments relating thereto required to record same) have been delivered to the Title Company for recording in all places necessary to effectively transfer, from the then record owner to the Issuer or applicable Guarantor, valid and indefeasible title to such Real Property; provided, further that such transfer shall not be required in the event that (1) any material adverse tax consequences shall result therefrom in relation to the value of the security to be afforded by granting a Security Interest on such Real Property in favor of the Collateral Agent for the benefit of the Secured Parties or (2) Parent or any appropriate Restricted Subsidiary shall have, in good faith, promptly commenced and diligently prosecuted all Title Actions to the fullest extent available at law, equity or otherwise to final, non-appealable judgment denying the validity of Parent’s or such Restricted Subsidiary’s claim; provided further that the book or fair market value of all Real Property excluded from such transfer requirement pursuant to clauses (1) and (2) of this clause (B), shall in no event exceed $10,000,000 in the aggregate;

(C)proper fixture filings under the UCC on Form UCC-1 for filing in the appropriate jurisdictions in which such Real Property is located to perfect the Security

Interests purported to be created by the applicable Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties;

(D)to the extent not delivered on or prior to the Issue Date, policies or certificates of insurances covering such Real Property, which policies or certificates shall be substantially in the form of the policies or certificates of insurance delivered on the Issue Date and reflect the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee and mortgagee and shall otherwise bear endorsements of the character contained in the policies or certificates of insurance delivered on the Issue Date;

(E)evidence of payment by the Issuer of title and lien searches and examination charges, mortgage recording taxes, transfer taxes, fees, charges and all other costs and expenses required for the recording of the Mortgages, fixture filings and other instruments referred to above; and

(F)an Opinion of Counsel, addressed to the Trustee and the Collateral Agent for the benefit of the Secured Parties, of counsel to the Issuer and Guarantors, or other special counsel, as to the due authorization, execution and delivery of such Mortgage by the relevant Issuer or Guarantor;

(ii)with respect to each Material Mortgaged Property,

(A)With respect to each Mortgage encumbering any Material Mortgaged Property, a policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) insuring (or committing to insure)) the lien of such Mortgage as a valid and enforceable first priority Security Interest on the Material Mortgaged Property described therein, in an amount not less than 100% of the fair market value of such Mortgaged Property as reasonably determined, in good faith, by the Issuer and reasonably acceptable to the Collateral Agent (such policies collectively, the “Mortgage Policies”), issued by the Title Company, which reasonably assures the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable Security Interests on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement) and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, as appropriate, to the extent available at commercially reasonably rates, a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent, including endorsements on matters relating to usury, first loss, last dollar, doing business, variable rate, environmental lien (provided that in the case of each Material Mortgaged Property located in New York, including endorsements on matters relating to usury, first dollar, last dollar, contiguity, doing business, public road access, survey, variable rate, environmental, lien, subdivision, separate tax lot, so called comprehensive coverage over covenants and restrictions and standard New York endorsements) and which shall not include an exception for mechanics’ liens or creditors’ rights (if available after using commercially reasonable efforts and except to the extent such mechanics’ liens or creditors’ rights are Permitted

Encumbrances (as defined in Schedule B to the Purchase Agreement)), and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent may reasonably request (if made available by the Title Company after using commercially reasonable efforts).

(B)an Opinion of Counsel, addressed to the Trustee and the Collateral Agent for its benefit and the benefit of the Secured Parties, from (i) counsel to the Issuer and Guarantors, or other special counsel, as to the due authorization, execution and delivery of each Mortgage by the applicable Issuer or Guarantor; and (ii) local counsel in each jurisdiction where each Material Mortgaged Property is located, as to the enforceability of the applicable Mortgage and such other matters as shall be reasonably requested by the Trustee.

(C)a survey with respect to such Material Mortgaged Property to the extent necessary to cause the Title Company to issue the Mortgage Policy required by Section 10.1(c)(ii)(A).

(D)such affidavits, certificates, information (including financial data) and instruments of indemnification (including so-called “gap” indemnification) as shall be required by the Title Company to issue the Mortgage Policies required by Section 10.1(c)(ii)(A).

(iii)[Reserved].

(iv)in the event any title search reveals (or it is otherwise revealed) that any of the Issuer or any Guarantor own any Real Property located in the United States having a book value or estimated fair market value in excess of $5,000,000 (as determined in good faith by the Board of Directors of the Issuer or such Guarantor and set forth in an Officer’s Certificate delivered to the Trustee) for purpose of this clause (iv), such Real Property shall be deemed to be Real Property acquired by the Issuer or such Guarantor and the Issuer or Guarantor shall comply with the provisions of Section 10.1(b) with respect to such Real Property.

SECTION 10.2 [Reserved].

SECTION 10.3 Releases of Collateral.

The Liens securing the Notes and the Guarantees will, upon compliance with the conditions precedent to the release of the Collateral together with such documentation, if any, as may be required by this Indenture, automatically and without the need for any further action by any Person be released:

(a)in whole or in part, as applicable, as to all or any portion of property subject to such Liens that has been taken by eminent domain, condemnation or other similar circumstances;

(b)in whole, as to all property subject to such Liens, upon:

(i) payment in full of the principal of, accrued and unpaid interest and premium on the Notes; or

(ii) satisfaction and discharge of this Indenture under Section 8.2; or

(iii) legal defeasance or covenant defeasance of this Indenture under Article VIII;

(c)in part, as to any property that (i) is sold, transferred or otherwise disposed of by Parent or a Restricted Subsidiary (other than to Parent or a Restricted Subsidiary (other than a Receivable Subsidiary that is not a Guarantor)) in a transaction not prohibited by this Indenture or the Security Documents, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (ii) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;

(d)[Reserved];

(e)as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of the Holders at least 66⅔% in aggregate principal amount of the Notes;

(f)if such property becomes Excluded Assets; or

(g)in part, if required, in accordance with the applicable provisions of the Security Documents.

Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA.

SECTION 10.4 Form and Sufficiency of Release.

In the event that the Issuer or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Issuer or any Guarantor, and such Issuer or Guarantor requests the Collateral Agent to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Guarantee and the Security Documents, upon being satisfied that the Issuer or Guarantor is selling, exchanging or otherwise disposing of the Collateral in accordance with the provisions of Section 10.3, the Collateral Agent shall execute, acknowledge and deliver to such Issuer or Guarantor such an instrument in the form provided by the Issuer, and providing for release without recourse, promptly after satisfaction of the conditions set forth herein for delivery of such release and shall take such other action as such Issuer or Guarantor may reasonably request and as necessary to effect such release.  Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture and the Security Documents.

SECTION 10.5 Possession and Use of Collateral.

Subject to and in accordance with the provisions of this Indenture and the Security Documents, so long as the Trustee has not exercised rights or remedies with respect to the Collateral in connection with an Event of Default that has occurred and is continuing, Parent and the Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral (other than monies or Eligible Cash Equivalents deposited pursuant to Article VIII, and other than as set forth in the Security Documents and this Indenture), to operate, manage, develop, lease, use, consume and enjoy the Collateral (other than  monies and Eligible Cash Equivalents deposited pursuant to Article VIII and other than as set forth in the Security Documents and this Indenture), to alter or repair any Collateral so long as such alterations and repairs do not in any material respect impair the Lien of the Security Documents thereon, do not otherwise allow any Liens thereon other than Permitted Collateral Liens, and with respect to Mortgaged Property, other than Permitted Encumbrances (as defined in

Schedule B to the Purchase Agreement), and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof.

SECTION 10.6 Specified Releases of Collateral.

(a)Satisfaction and Discharge; Defeasance.  The Issuer and the Guarantors shall be entitled to obtain a full release of all of the Collateral from the Liens securing the Note Obligations upon payment in full of all principal, premium, if any, interest on the Notes and of all Obligations for the payment of money due and owing to the Trustee or the Holders, or upon compliance with the conditions precedent set forth in Article VIII for legal defeasance or covenant defeasance.  Upon delivery by the Issuer to the Trustee and the Collateral Agent of an Officer’s Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officer’s Certificate and Opinion of Counsel required by Article VIII), the Trustee shall forthwith take all necessary action (at the request of and the expense of the Issuer) to release and reconvey to the Issuer and the applicable Guarantors without recourse all of the Collateral, and shall deliver such Collateral in its possession to the Issuer and the applicable Guarantors including, without limitation, the execution and delivery of releases and satisfactions wherever required.

(b)Dispositions of Collateral in Connection with Asset Sales.  The Issuer and each of the Guarantors, as the case may be, shall be entitled to obtain a release of, and the Trustee and the Collateral Agent shall release, Liens on items of Collateral securing the Note Obligations (the “Released Collateral”) subject to an Asset Sale upon compliance with the conditions precedent that Parent shall have delivered to the Trustee the following:

(i)A written notice from Parent requesting release of Released Collateral (a “Company Notice”), such Company Notice (A) specifically describing the proposed Released Collateral, (B) specifying the fair market value of such Released Collateral on a date within 60 days of the Company Notice (the “Valuation Date”), (C) stating that the consideration to be received is at least equal to the fair market value of the Released Collateral, (D) stating that the release of such Released Collateral shall not materially and adversely impair the value of the remaining Collateral, taken as a whole, or interfere with or impede the Trustee’s ability to realize the value of the remaining Collateral and shall not impair the maintenance and operation of the remaining Collateral, (E) confirming the sale of, or an agreement to sell, such Released Collateral in a bona fide sale to a Person that is not an Affiliate of Parent or, in the event that such sale is to a Person that is an Affiliate of Parent, confirming that such sale is being made in accordance with Section 4.11, (F) certifying that such Asset Sale complies with the terms and conditions of this Indenture, including, without limitation, Section 4.10, (G) in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of and (H) accompanied by a counterpart of the instruments proposed to give effect to the release fully executed and acknowledged (if applicable) by all parties thereto other than the Trustee;

(ii)An Officer’s Certificate certifying that (A) such sale covers only the Released Collateral and complies with the terms and conditions of this Indenture, including, without limitation, Section 4.10, (B) all Net Cash Proceeds from the sale of any of the Released Collateral have been or will be applied pursuant to Section 4.10, (C) there is not, and shall not be, a Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale, (D) the release of the Released Collateral shall not result in a Default or Event of Default hereunder and (E) all conditions precedent in this Indenture and the Security Documents to such release have been complied with;

(iii)The Net Cash Proceeds and other property received as consideration from the Asset Sale shall be delivered to the Trustee, together with such instruments of conveyance, assignment and transfer, if any, as may be necessary, in the Opinion of Counsel, to subject to the Lien of this Indenture and the Security Documents all the right, title and interest of Parent and the Guarantors in and to such property;

(iv)[Reserved];

(v)An Opinion of Counsel stating that the documents that have been or are therewith delivered to the Trustee and Collateral Agent in connection with such release conform to the requirements of this Indenture and (i) [Reserved], (ii) that any Lien granted by a purchaser to secure a purchase money Obligation is a fully perfected Lien and such instrument granting such Lien is enforceable in accordance with its terms, (iii) that no instruments of conveyance, assignment or transfer are necessary for such purpose, (iv) that Parent has corporate power to own all property included in the consideration for such release, and (v) that all conditions precedent herein and under any of the Security Documents relating to the release of such Collateral have been complied with; and

(vi)If the Collateral to be released is (i) only a portion of a discrete parcel of such Real Property, an Opinion of Counsel confirming that after such release, the Lien of the applicable Mortgage continues unimpaired as a first priority perfected Lien upon the remaining Mortgaged Property subject only to those Liens permitted by the applicable Mortgage and Permitted Encumbrances (as defined in Schedule B to the Purchase Agreement); and (ii) Mortgaged Property with respect to which the Issuer or the Guarantors shall have delivered a survey to the Collateral Agent on the Issue Date or otherwise in accordance with the provisions hereof, Parent shall have delivered to the Trustee a survey substantially in the form of the surveys delivered on the Issue Date.

Upon compliance by Parent with the conditions precedent set forth above, the Trustee and Collateral Agent shall cause to be released and reconveyed to the Issuer or the applicable Guarantor the Released Collateral without recourse by executing a release in the form provided by the Issuer or the applicable Guarantor and reasonably acceptable to the Trustee and Collateral Agent.

SECTION 10.7 [Reserved].

SECTION 10.8 Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.

SECTION 10.9 Authorization of Actions to Be Taken by the Collateral Agent Under the Security Documents.

The holders of Notes agree that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under Article VII hereof, including the compensation and indemnification provisions set forth in Section 7.7 (with the references to the Trustee therein being deemed to refer to the Collateral Agent).  Furthermore, each holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the Collateral Agent to enter into and perform the duties provided for in the Security

Documents in each of its capacities thereunder, including, without limitation, the Collateral Agent’s compliance with Section 12.1(p) of the Security Agreement.

SECTION 10.10 Authorization of Receipt of Funds by the Trustee Under the Security Agreement.

The Trustee and the Collateral Agent are authorized to receive any funds for the benefit of holders distributed under the Security Documents to the Trustee, to apply such funds as provided in this Indenture and to make further distributions of such funds in accordance with the applicable provisions of Section 6.10.

SECTION 10.11 Powers Exercisable by Receiver or Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article X upon the Issuer or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article X.

ARTICLE XI

[RESERVED]

ARTICLE XII

NOTE GUARANTEES

SECTION 12.1 Note Guarantees.

(a)Each Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that:  (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b)Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in this Indenture.  Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Issuer or any other Guarantor.  Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect.  This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned.  This paragraph (d) shall survive the termination of this Indenture.

(e)Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

SECTION 12.2 [Reserved].

SECTION 12.3 Severability.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.4 Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance.  To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

SECTION 12.5 Guarantors May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in Section 12.6, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1)immediately after giving effect to such transactions, no Default or Event of Default exists; and

(2)either:

(A)the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture pursuant to a supplemental indenture satisfactory to the Trustee; or

(B)the Net Cash Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10; and

(3)Parent delivers, or causes to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such sale, other disposition, consolidation or merger complies with the requirements of this Indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles IV and V, and notwithstanding clauses (1) and (2) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to any Issuer or another Guarantor.

SECTION 12.6 Releases Following Sale of Assets.

Any Guarantor shall be released and relieved of any obligations under this Note Guarantee, (1) in connection with any sale or other disposition by the Issuer or any Subsidiary of the Issuer of all or substantially all of the assets of that Guarantor (including by way of Division, merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary, if the Issuer or the Guarantor applies the Net Cash Proceeds of that sale or other disposition in accordance with the provisions of Section 4.10; or (2) in connection with any sale of all of the Capital Interests of a Guarantor by Parent or any Subsidiary of Parent to a Person that is not (either before or after giving effect to such transaction) a Subsidiary, if the Issuer applies the Net Cash Proceeds of that sale in accordance with the provisions of Section 4.10.  Upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including, without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee. A Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged upon:

(a)

the sale, exchange, disposition or other transfer (including through Division, merger or consolidation) of (x) the Capital Interests of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary of Parent, if after such transaction the Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, in each case, if such sale, exchange, disposition, Division or other transfer is made in compliance with this Indenture and does not violate the Asset Sale provisions hereof and such entity is not a guarantor under the Credit Agreement;

(b)	Parent designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.21;
(c)

in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the notes pursuant to the covenant described under Section 4.20, the release or discharge of the guarantee by such Restricted Subsidiary of Debt of Parent or any Restricted Subsidiary or the repayment of Debt, in each case, that resulted in the obligation to guarantee the Notes, except if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other guarantee;

(d)

the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Section 8.2 or if the Issuer’s Obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(e)	such Guarantor ceasing to be a Domestic Restricted Subsidiary;
(f)

any Domestic Restricted Subsidiary becoming prohibited by applicable law from guaranteeing the Notes or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee in each case, unless, such consent, approval, license or authorization has been received;

as described in Section 4.22; or

(g) as described in Section 4.22; or

(h)	as described under Article IX.

Any Guarantor not released from its obligations under this Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XII.

SECTION 12.7 Release of a Guarantor.

Any Guarantor that is designated by Parent as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Note Guarantee without any further action on the part of the Trustee or any Holder.  The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of Parent’s request for such release accompanied by an Officer’s Certificate certifying as to the compliance with this Section 12.7.  Any Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Note Guarantee.

SECTION 12.8 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 12.9 Future Guarantors.

Each Person that is required to become a Guarantor after the Issue Date pursuant to Section 4.20 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor. Concurrently with the execution and delivery of such supplemental indenture, Parent shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 [Reserved].

SECTION 13.2 Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person, electronically or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

If to the Issuer or any Guarantor:

Joseph T. Ryerson & Son, Inc.

227 West Monroe Street, 27th Floor
Chicago, Illinois  60606
Facsimile:  (312) 292-5000
Attention:  General Counsel

Email:  Mark.Silver@ryerson.com

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York  10019

Facsimile:  (212) 728-9214
Attention:  Cristopher Greer

     Laura Acker

     Jason Pearl

Email:  cgreer@willkie.com

lacker@willkie.com

jpearl@willkie.com

If to the Trustee:

Wells Fargo Bank, National Association
Corporate Trust Services
MAC J0161-403
150 East 42nd Street, 40th Floor

New York, NY 10017
Facsimile:  (917) 260-1593
Attention:  Ryerson Account Manager

Email:  tina.gonzalez@wellsfargo.com

The Issuer, the Guarantors and the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder shall be sent electronically or mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar.  Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer mails or delivers a notice or communication to Holders, they shall mail or deliver a copy to the Trustee and each Agent at the same time.

SECTION 13.3 [Reserved].

SECTION 13.4 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Issuer shall furnish to the Trustee upon request:

(a)an Officer’s Certificate (which shall include the statements set forth in Section 13.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)an Opinion of Counsel (which shall include the statements set forth in Section 13.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.5 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 13.6 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.7 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of Parent or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of Parent under the Notes, any Note Guarantee or this Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

SECTION 13.8 Governing Law.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES, IF ANY.  The parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Note Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.9 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.10 Successors.

All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Note Guarantees, as applicable, shall bind their respective successors and assigns.  All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 13.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.12 Counterpart Originals; Electronic Signatures.

The parties may sign any number of copies of this Indenture. This Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature;  (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.  For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 13.13 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.14 Acts of Holders.

(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 13.14.

(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof.  Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)The ownership of Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d)Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at their option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 13.15 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

SECTION 13.16 Calculations.

Except as otherwise provided herein, the Issuer shall be responsible for making all calculations called for under the Notes.  These calculations include, but are not limited to, determination of the Applicable Premium and accrued interest payable on the Notes.  The Trustee is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification.  The Issuer shall make all these calculations in good faith and, absent manifest error, the Issuer’s calculations shall be final and binding on Holders of Notes.

SECTION 13.17 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee, the Collateral Agent or any Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

joseph t. ryerson & son, inc.

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Chief Accounting Officer & Controller

[Signature Page to Secured Indenture]

RYERSON HOLDING CORPORATION

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:  Interim Chief Financial Officer, Chief

Accounting Officer and Corporate Controller

RCJV Holdings LLC

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

Ryerson International Material management services, inc.

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

ryerson international trading, inc.

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

ryerson international, inc.

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

Ryerson Pan-Pacific LLC

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

[Signature Page to Secured Indenture]

Ryerson Procurement Corporation

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

J.M. Tull Metals Company, Inc.

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

EPE, LLC

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

Ryerson Holdings (Brazil), LLC

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

Wilcox-Turret Cold Drawn, Inc.

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

[Signature Page to Secured Indenture]

CENTRAL steel AND WIRE COMPANY, llc

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

45 VENTURES, LLC

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

STEELNOW LLC

By:/s/ Molly Kannan
Name:  Molly Kannan
Title:   Assistant Secretary

[Signature Page to Secured Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee and as Collateral Agent

By:/s/ Stefan Victory
Name: Stefan Victory
Title:   Vice President

[Signature Page to Secured Indenture]

EXHIBIT A

FORM OF NOTE

(Face of Note)
8.50% Senior Secured Notes due 2028

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[Restricted Notes Legend]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO

THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.  NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

JOSEPH T. RYERSON & SON, INC.
8.50% Senior Secured Note due 2028

No.144A CUSIP:  48088L AB3

144A ISIN:US48088LAB36

REG S CUSIP:U4830L AB4

REG S ISIN:USU4830LAB46

Joseph T. Ryerson & Son, Inc., a Delaware corporation, promises to pay to Cede & Co. or registered assigns, the principal sum of               Dollars ($          ) on August 1, 2028.

Interest Payment Dates:  February 1 and August 1, beginning February 1, 2021

Record Dates:  January 15 and July 15

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

JOSEPH T. RYERSON & SON, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 8.50% Senior Secured Notes

referred to in the within-mentioned Indenture:

Dated:  July 22, 2020

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse of Note)
8.50% Senior Secured Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	Interest.
(a)

Joseph T. Ryerson & Son, Inc., a Delaware corporation, or its successor (together, the “Issuer”), promises to pay interest on the principal amount of this Note (“Notes”) at a fixed rate of 8.50% per annum.  The Issuer will pay interest in United States dollars (except as otherwise provided herein) semi-annually in arrears on August 1 and February 1, commencing on February 1, 2021 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including July 22, 2020; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after July 22, 2020), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2)

Method of Payment.  The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the July 15 and January 15 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and interest at the office or agency of the Issuer maintained for such purpose within or without the City and State of New York, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to the Issuer and the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.  The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)

Paying Agent and Registrar.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  Parent or any of its Restricted Subsidiaries may act in any such capacity.

(4)

Indenture.  The Issuer issued the Notes under an Indenture, dated as of July 22, 2020 (the “Indenture”), among Joseph T. Ryerson & Son, Inc., the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture.  To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  The Notes issued on the Issue Date are senior secured Obligations of the Issuer limited to $500,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Notes as set forth in Paragraph 2 hereof.  The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes is unconditionally guaranteed on a senior basis by the Guarantors.

(5)	Optional Redemption.
(a)

The Notes may be redeemed, in whole or in part, at any time prior to August 1, 2023, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b)

The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after August 1, 2023, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning August 1 of the years indicated:

Year	Percentage
2023	104.250%
2024	102.125%
2025 and thereafter	100.000%

(c)

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, prior to August 1, 2023, the Issuer may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 40% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 50% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by Parent or its Subsidiaries and except to the extent otherwise repurchased or redeemed in accordance with the terms of the Indenture) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(d)

At any time and from time to time prior to August 1, 2023, the Issuer at its option may during each twelve month period commencing on the Issue Date redeem Notes in an aggregate principal amount equal to up to 10.0% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), at a Redemption Price (expressed as a percentage of principal amount to be redeemed) of 103.0%, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(e)

In addition, at any time prior to August 1, 2022, the Issuer at its option may redeem Notes in an aggregate principal amount equal to $100.0 million on a one-time basis from the net cash proceeds received from the sale of real property, at a Redemption Price (expressed as a percentage of principal amount to be redeemed) of 104.0%, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(6)

Mandatory Redemption.  Except as set forth under Sections 3.9, 4.10 and 4.14 of the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)	Repurchase at Option of Holder.
(a)

Upon the occurrence of a Change of Control, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $2,000 and any integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.  Prior to or within 30 days following any Change of Control, the Issuer will mail or deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b)	Upon the occurrence of certain Asset Sales, the Issuer may be required to offer to purchase Notes.
(c)

Holders of the Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from the Issuer prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)

Notice of Redemption.  Notice of redemption shall be sent electronically or delivered at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date, interest ceases to accrue on the Notes or portions hereof called for redemption.

(9)

Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)	Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.
(11)

Amendment, Supplement and Waiver.  Subject to the following paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for the Notes.

Without the consent of any Holders, the Issuer (on behalf of itself and the Guarantors) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, the Guarantees and the Security Documents for any of the following purposes:

(1)

to evidence the succession of another Person to the Issuer or Parent and the assumption by any such successor of the covenants of Parent or the Issuer in the Indenture, the Guarantees, the Security Documents and the Notes;

(2)	to add to the covenants of the Issuer or Parent for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer or Parent;
(3)	to add additional Events of Default;
(4)	to provide for uncertificated Notes in addition to or in place of the certificated Notes;
(5)	to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee or Collateral Agent;
(6)	to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;
(7)	to add to the Collateral securing the Notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture;
(8)	to cure any ambiguity, defect, omission, mistake or inconsistency in the Indenture, the Notes, the Guarantees or the Security Documents;
(9)

to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of Parent;

(10)	to conform the text of the Indenture, the Notes, the Guarantees or the Security Documents to any provision of the “Description of Notes” in the Offering Memorandum to the extent that the

Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”;
(11)

to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Note Obligations under the Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(12)

to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents, the ABL Intercreditor Agreement, the Pari Passu Lien Intercreditor Agreement or the Indenture;

(13)	to secure any Additional Secured Obligations under the Security Documents and to appropriately include the same in the ABL Intercreditor Agreement and the Pari Passu Lien Intercreditor Agreement;
(14)	to comply with the rules of any applicable securities depositary;
(15)

to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes, including, without limitations, to facilitate the issuance and administration of the Notes; provided, however, that compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law;

(16)

to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement that is not prohibited by the Indenture; or

(17)	to make any change to the Notes or the Indenture that does not adversely affect the rights of the holders in any material respect as determined by the Issuer as set forth in an Officer’s Certificate.

Without the consent of any Holders, the Trustee shall, at the request of the Issuer, enter into the Pari Passu Lien Intercreditor Agreement.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuer (on behalf of itself and the Guarantors) and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2)reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3)subordinate, in right of payment, the Notes to any other Debt of Parent,

(4)modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(5)release any Guarantee of a Significant Subsidiary required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Notes Collateral from the Liens securing the Notes or otherwise modifying the ABL Intercreditor Agreement or Pari Passu Lien Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes will require the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1)

in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

(2)	in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Notwithstanding the foregoing, no amendment to, deletion or waiver of any of, the covenants set forth in the Indenture or any action taken by the Issuer or any Restricted Subsidiary not prohibited therein (in each case other than with respect to actions described in Section 9.2 thereof that require the consent of each Holder of an outstanding Note affected) shall be deemed to impair or affect any rights of any Holder to receive such payment.

(12)	Defaults and Remedies. Events of Default include:
(1)	default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)	default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;
(3)	failure to perform or comply with the Indenture provisions described under Section 5.1 thereof;
(4)

except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Issuer not to be, in full force and effect and enforceable in accordance with its terms;

(5)

default in the performance, or breach, of any covenant or agreement of the Issuer or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 60 days (or 120 days with respect to a default under Section 4.3 of the Indenture) after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes;

(6)

a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by Parent or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $100.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $100.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7)

the entry against Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of a final, non-appealable judgment or final judgments for the payment of money in an aggregate amount in excess of $100.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisﬁed for a period of 60 consecutive days after the applicable judgment becomes final and non-appealable;

(8)

(i) Parent, the Issuer, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)is for relief against Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)appoints a Custodian of Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent or any of its Restricted Subsidiaries; or

(c)orders the liquidation of Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)

unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by Parent or any Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, the repudiation or disaffirmation by Parent or any Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against Parent or any Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after Parent receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 66⅔% of the outstanding principal amount of the Note Obligations and demanding that such default be remedied.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to Parent or the Issuer) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 30% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to Parent (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Parent or a Restricted Subsidiary of Parent or waived by the holders of the relevant Debt within 30 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to Parent or the Issuer, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.  The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

(13) Trustee Dealings with the Issuer.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer, the Guarantors or their respective Affiliates, and may otherwise deal with the Issuer, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(14) No Recourse Against Others.  No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of Parent, the Issuer, the Guarantors or any of their respective Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of Parent under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

(15) Authentication. This Note shall not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(16) Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP, ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Joseph T. Ryerson & Son, Inc.

227 West Monroe Street, 27th Floor
Chicago, Illinois  60606
Facsimile:  (312) 292-5000
Attention:  General Counsel
Email:  Mark.Silver@ryerson.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

________________________

(Insert assignee’s soc. sec. or tax I.D. no.)

________________________

________________________

________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________
to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:  ________________

Your Signature:
(Sign exactly as your name appears on the
face of this Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.7 (Restricted Payments), 4.10 (Asset Sale), or 4.14 (Change of Control) of the Indenture, check the box below:

[   ] Section 4.7 [   ] Section 4.10[   ] Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.7, 4.10 or 4.14 of the Indenture, state the amount you elect to have purchased:  $

Date:  Your Signature:

(Sign exactly as your name appears on
the Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

CERTIFICATE TO BE DELIVERED UPON
EXCHANGE OR REGISTRATION
OF TRANSFER RESTRICTED NOTES

Joseph T. Ryerson & Son, Inc.

227 West Monroe Street, 27th Floor
Chicago, Illinois  60606
Facsimile:  (312) 292-5000
Attention:  General Counsel
Email:  Mark.Silver@ryerson.com

Wells Fargo Bank, National Association
Corporate Trust Services – DAPS REORG

MAC N9303-121

600 South 4th Street – 7th Floor

Minneapolis, MN  55415

Facsimile:  (866) 969-1290

Phone: (800) 344-5128

Email: DAPSREORG@wellsfargo.com

Re:	Joseph T. Ryerson & Son, Inc. 8.50% Senior Secured Note due 2028 CUSIP #

Reference is hereby made to that certain Indenture dated July 22, 2020 (the “Indenture”) among Joseph T. Ryerson & Son, Inc. (the “Issuer”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $                principal amount of Notes held in (check applicable space)                 book-entry or                 definitive form by the undersigned.

The undersigned                                      (transferor) (check one box below):

⁪

hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture; or

⁪	hereby requests the Trustee to exchange or register the transfer of a Note or Notes to (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(k) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1)	⁪to Parent or any of its subsidiaries; or

(2)

⁪inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)	⁪outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

_________________________________
Signature

Signature Guarantee:
(Signature must be guaranteed by a participant
in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:

NOTICE:  To be executed by an executive officer

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for other Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Joseph T. Ryerson & Son, Inc.

227 West Monroe Street, 27th Floor
Chicago, Illinois  60606
Facsimile:  (312) 292-5000
Attention:  General Counsel
Email:  Mark.Silver@ryerson.com

Wells Fargo Bank, National Association
Corporate Trust Services – DAPS REORG

MAC N9303-121

600 South 4th Street – 7th Floor

Minneapolis, MN  55415

Facsimile:  (866) 969-1290

Phone: (800) 344-5128

Email: DAPSREORG@wellsfargo.com

Re:	Joseph T. Ryerson & Son, Inc. 8.50% Senior Secured Notes due 2028 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:	Authorized Signature

B-1

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

B-2

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
PURSUANT TO REGULATION S]

Joseph T. Ryerson & Son, Inc.

227 West Monroe Street, 27th Floor
Chicago, Illinois  60606
Facsimile:  (312) 292-5000
Attention:  General Counsel
Email:  Mark.Silver@ryerson.com

Wells Fargo Bank, National Association
Corporate Trust Services – DAPS REORG

MAC N9303-121

600 South 4th Street – 7th Floor

Minneapolis, MN  55415

Facsimile:  (866) 969-1290

Phone: (800) 344-5128

Email: DAPSREORG@wellsfargo.com

Re:	Joseph T. Ryerson & Son, Inc. 8.50% Senior Secured Notes due 2028 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)	the offer of the Notes was not made to a person in the United States;
(2)

either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)	no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and
(4)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

C-1

The Issuer and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:	Authorized Signature
Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

C-2

EXHIBIT D

FORM OF PARI PASSU LIEN INTERCREDITOR AGREEMENT

[See attached]

D-1